Exhibit 2.1

ASSET purchase AND MERGER agreement

by and between

sysorex global holdings corp.

(a Nevada corporation),

as Buyer,

Lilien, LLC

(a Delaware limited liability company)

as Seller,

And

Lilien Systems

(a California corporation)

as Merger Target

Effective Date

March 1, 2013

Article I. Definitions		1

§ 1.01	Specific Definitions.	1
§ 1.02	Other Definitional Provisions.	8

Article II. Purchase and Sale		8

§ 2.01	(A) Purchase and Sale of Seller’s Assets	8
§ 2.02	(A) Consideration to be Provided by Buyer.	9
§ 2.02	(B) Guaranty.	10
§ 2.02	(C) Registration Rights.	12
§ 2.03	Closing.	12
§ 2.04	Closing Procedures and Deliveries.	12
§ 2.05	Post-Closing Excess Cash Adjustment.	13
§ 2.06	Release from Personal Guarantees	13
§ 2.07	Filing of Financing Statements	14
§ 2.08	Seller Name Change	14
§ 2.09	Post-Closing Apportionment.	14

Article III. Representations and Warranties of Seller and the Principal Members		14

§ 3.01	Authority; Binding Effect.	14
§ 3.02	No Violations.	14
§ 3.03	No Other Agreements to Purchase.	15
§ 3.04	Consents and Approvals.	15
§ 3.05	Brokers and Finders.	15
§ 3.06	Lilien Disclosure Schedule.	15
§ 3.07	Organization and Qualification.	15
§ 3.08	Subsidiaries.	16
§ 3.09	Financial Condition.	16
§ 3.10	Absence of Certain Changes.	17
§ 3.11	Properties, Leases, Etc.	19
§ 3.12	Indebtedness.	20
§ 3.13	Absence of Undisclosed Liabilities.	20
§ 3.14	Tax Matters.	20
§ 3.15	Litigation and Claims.	21
§ 3.16	Safety; Zoning; Real Estate; and Environmental Matters.	21
§ 3.17	Material Contracts.	23
§ 3.18	Tangible Property.	24
§ 3.19	Employees; Labor Relations; Benefit Plans.	24
§ 3.20	Potential Conflicts of Interest.	26
§ 3.21	Patents, Trademarks, Business Name.	27
§ 3.22	Insurance.	28
§ 3.23	Compliance with Other Instruments, Laws, Etc.	28
§ 3.24	Questionable Payments.	28
§ 3.25	Capital Stock of Lilien Corp.	28
§ 3.26	Exempt Offering; Sophistication; Restricted Securities.	29

i

Article IV. Representations and Warranties of Buyer		30

§ 4.01	Organization and Standing.	30
§ 4.02	Corporate Power.	30
§ 4.03	Authorization; Binding Effect.	31
§ 4.04	Capitalization.	31
§ 4.05	Subsidiaries.	31
§ 4.06	Authority to Conduct Business.	32
§ 4.07	No Violation.	32
§ 4.08	Litigation.	33
§ 4.09	Full Disclosure.	33
§ 4.10	OTC Filings.	33
§ 4.11	Conduct of Business.	34
§ 4.12	Brokers.	34
§ 4.13	Consents.	34
§ 4.14	Absence of Undisclosed Liabilities.	34
§ 4.15	Sysorex Disclosure Schedule.	34

Article V. Indemnification		35

§ 5.01	Indemnity in Favor of Buyer.	35
§ 5.02	Indemnity in Favor of Seller.	35
§ 5.03	Indemnification Procedure.	35
§ 5.04	Survival.	37

Article VI. Covenants of Seller		37

§ 6.01	Access.	37
§ 6.02	Advice of Changes.	38
§ 6.03	Voting by Seller.	38
§ 6.04	Conduct of Business Until the Closing Date.	39
§ 6.05	Cooperation on Tax Matters.	40
§ 6.06	Update of Disclosure Schedules.	40
§ 6.07	Assignment and Assumption of Leases.	41
§ 6.08	Notices to Suppliers, Customers and Others	41
§ 6.09	Responsibility for Filing Tax Returns.	41
§ 6.10	Post-Closing Lilien Financial Statements	41

Article VII. Covenants of Buyer		42

§ 7.01	Employment Agreements.	42
§ 7.02	Assignment and Assumption of Leases.	42
§ 7.03	Cooperation of Buyer.	42
§ 7.04	Update of Disclosure Schedules.	42
§ 7.05	Employee Benefits Matters.	43
§ 7.06	Conduct of Business Until the Closing Date.	43
§ 7.07	Election of Seller Representatives to Buyer’s Board of Directors.	44
§ 7.08	Cooperation on Tax Matters.	45

Article VIII. Conditions to Obligations of Buyer		45

§ 8.01	Accuracy of Representations and Warranties and Compliance With Covenants.	45
§ 8.02	Merger Agreement.	46
§ 8.03	Good Standing; Qualification to do Business.	46
§ 8.04	Review of Proceedings.	46
§ 8.05	No Legal Action.	46
§ 8.06	No Governmental Action.	46
§ 8.07	Consents.	46
§ 8.08	Personnel.	47
§ 8.09	Employment Agreements.	47
§ 8.10	Restrictive Covenants Agreement.	47
§ 8.11	General Release.	47
§ 8.12	Other Closing Documents.	47
§ 8.13	Other Agreements.	47
§ 8.14	Lilien Corp. Records.	47
§ 8.15	No Legal Action.	48
§ 8.16	Board Approval.	48
§ 8.17	No Material Adverse Effect.	48
§ 8.18	Tax Withholding Forms and Certificates.	48
§ 8.19	Reserved.	48

Article IX. Conditions to Obligations of Seller		48

§ 9.01	Accuracy of Representations and Compliance with Covenants.	48
§ 9.02	Good Standing; Qualification to do Business.	49
§ 9.03	Employment Agreements.	49
§ 9.04	Assignment and Assumption of Leases.	49
§ 9.05	Board Approval and Election.	49
§ 9.06	Other Closing Documents.	49
§ 9.07	No Legal Action.	49
§ 9.08	Other Agreements.	49
§ 9.09	Consents.	49
§ 9.10	Review of Proceedings.	50
§ 9.11	No Material Adverse Effect.	50
§ 9.12	Merger Agreement.	50
§ 9.13	No Governmental Action.	50
§ 9.14	Employee Options.	50

Article X. Miscellaneous		50

§ 10.01	Termination.	50
§ 10.02	Confidentiality.	51
§ 10.03	Expenses.	51
§ 10.04	Further Actions.	51
§ 10.05	Modification.	51
§ 10.06	Notices.	51
§ 10.07	Waiver.	52
§ 10.08	Disclosure Schedules; Effect of Investigation.	52
§ 10.09	Binding Effect.	52
§ 10.10	No Third Party Beneficiaries.	53

§ 10.11	Severability.	53
§ 10.12	Headings.	53
§ 10.13	Governing Law; Jurisdiction; Venue.	53
§ 10.14	Counterparts.	53
§ 10.15	Construction.	53
§ 10.16	Assignability.	53

List of Schedules and Exhibits

Schedules

Lilien Disclosure Schedule

Sysorex Disclosure Schedule

Exhibits

Exhibit 2.01(B)(a)	Form of Agreement of Merger

Exhibit 2.02(A)(c)(ii)	Form of Lock-Up/Leak-Out Agreement

Exhibit 2.02(B)	Form of Guaranty

Exhibit 2.04(a)	Form of Bill of Sale and Assumption Agreement

Exhibit 7.01	Form of Employment Agreement

Exhibit 8.10	Form of Restrictive Covenants Agreement

Exhibit 8.11	Form of General Release

v

ASSET PURCHASE AND MERGER AGREEMENT

This Asset Purchase and Merger Agreement (the “Agreement”) is made on March 1, 2013, with an effective date of March 1, 2013, by and among SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (“Buyer” or “Sysorex”), LILIEN LLC, a Delaware limited liability company (“Seller” or “Lilien”), and Lilien Systems, a California corporation (“Lilien Corp.”).

RECITALS

WHEREAS, Seller is an information technology company that, together with its wholly-owned subsidiary Lilien Corp., provides enterprise information technology solutions and integration services to customers, including with respect to servers, data storage and management, networking, virtualization and analytics (“Business”);

WHEREAS, Buyer desires to acquire substantially all of the assets of Seller;

WHEREAS, the assets of Seller include all of the outstanding capital stock of Lilien Corp., and Buyer and Seller desire to merge Lilien Corp with Merger Sub (as hereinafter defined) in exchange for newly issued shares of Buyer capital stock on the terms and conditions contained herein in a statutory merger under California law and which is intended to be a tax-free reorganization for federal and California taxation purposes under Section 368(a)(1)(A) of the Code (the “Merger”); and

WHEREAS, in addition to, and separate from the Merger, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and receive from Seller, substantially all of the assets of Seller (other than the capital stock of Lilien Corp.) on the terms and conditions contained herein (the “Lilien Asset Purchase”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I.
Definitions

§ 1.01     Specific Definitions.

As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” has the meaning specified in Section 3.09(c) of this Agreement.

“Affiliate” means any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, Buyer or Seller (or other referenced Person) and includes without limitation, (a) any person who is an officer, director, or direct or indirect beneficial holder of at least 5% of the then outstanding capital stock of Buyer or Seller (or other referenced Person), and any of the Family Members of any such Person, (b) any Person of which Buyer or Seller (or other referenced Person) and/or their affiliates directly or indirectly, either beneficially own(s) at least 5% of the then outstanding equity securities or constitute(s) at least a 5% equity participant, and (c) in the case of a specified person who is an individual, Family Members of such person, or any affiliate of any of them, or any affiliates of any of the foregoing.

“Affiliated Group” has the meaning given to it in Section 1504 of the Code, and in addition includes any analogous combined, consolidated, or unitary group, as defined under any applicable state, local, or foreign income Tax Law.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in writing and in accordance with the terms of this Agreement.

“Ancillary Documents” means the Bill of Sale and Assumption Agreement, Employment Agreements, the Restrictive Covenants Agreements, the General Releases, the Guaranty, the Merger Agreement and the Lock Up/Leak Out Agreement.

“Applicable Survival Period” has the meaning specified in Section 5.04 of this Agreement.

“Assets” means any and all real, personal or intangible property or goodwill.

“Basket” has the meaning specified in Section 5.03(g) of this Agreement.

“Business Assets” means all Assets used in the Business on the Closing Date, either by Seller or by Lilien Corp., including all right, title and interest in and to all of the Assets of Seller and Lilien Corp. of every kind, character and description other than the Excluded Assets, whether tangible or intangible and wherever located, as such assets may exist on the Closing Date, including, but not limited to, the following: (a) Inventory; (b) goodwill associated with the Business, all value of the Business as a going concern, and all records related to the Business including, without limitation, all available customer records, customer information, customers cards, operations manuals, advertising materials, correspondence, mailing lists, credit records, purchasing materials and records, personnel records, blueprints, data bases, and all other data and know-how exclusively related to the Business, in any form or medium wherever located; (c) any Leases as referenced in 3.11(c); (d) guarantees, warranties, indemnities or similar rights in favor of the Seller with respect to any of Seller’s Assets; and (e) all of the Lilien Corp. Capital Stock.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning specified in the Preamble to this Agreement.

“Buyer Benefit Plans” has the meaning specified in Section 7.05(b) of this Agreement.

“California Corporations Code” means the laws of California governing the conduct of corporate transactions applicable to corporations formed in California and known as the General Corporation Law.

“Claims” has the meaning specified in Section 5.03(a) of this Agreement.

“Claim Notice” has the meaning specified in Section 5.03(a) of this Agreement.

“Closing” has the meaning specified in Section 2.03 of this Agreement.

“Closing Cash Payment” has the meaning specified in Section 2.02(A)(a) of this Agreement.

“Closing Date” has the meaning specified in Section 2.03 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any waiver, permit, grant, franchise, concession, novation, agreement, license, exemption or order of, registration, certificate, clauses of declaration or filing with, or report or notice to any person or entity, including, but not limited to any Governmental Authority.

“Contracts” means any agreements, contracts, leases, powers of attorney, notes, loans, evidence of Indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders and other executory commitments to which any Person is a party or to which any of the Assets of the Person is subject, whether oral or written, express or implied.

“Courier” has the meaning specified in Section 10.06 of this Agreement.

“Cut-Off Date” has the meaning specified in Section 3.09(a) of this Agreement.

“Damages” has the meaning specified in Section 5.01.

“Demised Premises” has the meaning specified in Section 3.11(c).

“Direct Claim” has the meaning specified in Section 5.03(a) of this Agreement.

“Disclosure Schedules” has the meaning specified in Section 10.08 of this Agreement.

“Disputed Adjustment Matter” has the meaning specified in Section 2.05(b) of this Agreement.

“Effective Date” means March 1, 2013.

“Employee Benefit Plan” has the meaning specified in Section 3.19(c) of this Agreement.

“Employment Agreement” has the meaning specified in Section 7.01 of this Agreement.

“Environmental Conditions” means the introduction into the environment of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether upon the Demised Premises, whether the pollution migrated from the Demised Premises onto other property, and whether or not such pollution constituted at the time thereof a violation of any Environmental Law in connection with the release of any Hazardous Substance) as a result of which Lilien has or may be liable to any Person, or have or would reasonably be expected to become liable to any Person or by reason of which any Demised Premises or any of the Assets would reasonably be expected to suffer or be subjected to any Lien.

“Environmental Costs” means any and all costs and expenses (including, without limitation, reasonable attorney, consultant and engineer fees and related expenses) for an environmental assessment, clean-up or remediation, or legal proceeding attendant thereto.

“Environmental Laws” means any federal, state, district, or local Laws, regulations, ordinances, orders, permits and judgments, consent orders and common Law relating to the protection of the environment, including any Law of strict liability, nuisance or with respect to conducting abnormally dangerous or hazardous activities including, without limitation, provisions pertaining to or regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Substances, or any other activities or conditions which impact or relate to the environment or nature. Such Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Recovery Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Emergency Planning and Community Right to Know Act (“EPCRA”), 42 U.S.C. Section 11001 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., each as amended.

“Environmental Permits” means all governmental permits, licenses, registrations, and authorizations required by any Environmental Law in order to operate the business as currently operated by Lilien.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations issued thereunder.

“Estimated Excess Cash” has the meaning specified in Section 2.05(a) of this Agreement.

“Excess Cash” has the meaning specified in Section 2.01(b) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Family Members” means, as applied to any individual, any parent, spouse, child, spouse of a child, brother or sister of the individual, and each trust or other entity such as a family limited partnership created for the benefit of one or more of such Persons and each custodian of a property of one or more such persons and the estate of any such Persons.

“Final Excess Cash” has the meaning specified in Section 2.05(b) of this Agreement.

“GAAP” means generally accepted accounting principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, (ii) applied on a basis consistent with prior periods, and (iii) such that, insofar as the use of accounting principles is pertinent, a certified public accountant could deliver an unqualified opinion with respect to financial statements in which such principles have been properly applied.

“General Release” has the meaning specified in Section 8.11 of this Agreement.

“Governmental Authority” means any nation or government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any Governmental Authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, any government authority, agency, department, board, commission or instrumentality of the United States or any political subdivision thereof and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Hazardous Substances” means, collectively, any hazardous waste, as defined by 42 U.S.C. § 6903(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33), any toxic pollutant as defined by 33 U.S.C. § 1362(13), or any toxic substance, methane gas, oil, or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

“Indebtedness” means (a) all indebtedness for borrowed money, whether current or long-term, or secured or unsecured, (b) all indebtedness for the deferred purchase price of property or services represented by a note or security agreement, (c) all indebtedness created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which Seller is liable as lessee, (f) any Liability in respect of bankers’ acceptances or letters of credit, and (g) all indebtedness of any Person that is directly or indirectly guaranteed by Seller or that it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against any loss.

“Indemnified Party” has the meaning specified in Section 5.03 of this Agreement.

“Indemnifying Party” has the meaning specified in Section 5.03(a) of this Agreement.

“Inventory” shall mean (a) all of Seller’s inventory, wherever located, held for resale to its customers and (b) all of the raw materials, work in process, spare parts, finished products wrapping, supply and packaging items and similar items of Seller.

“IRS” means the United States Internal Revenue Service.

“Knowledge”, and the correlative terms “Knows” and “Known”, means (i) with respect to Buyer, the actual knowledge of the executive officers of Buyer, and (ii) with respect to Seller, the actual knowledge of Geoffrey Lilien, Bret Osborn and/or Dhruv Gulati.

“Laws” means all laws, statutes, by-laws, ordinances, rules, regulations, orders or decrees of any Governmental Authority.

“Leases” has the meaning specified in Section 3.11(c).

“Liabilities” means, any and all direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown or otherwise, including, without limitation, Tax Liabilities, Liabilities in respect of products and Environmental Liabilities.

“Liens” means all liens, mortgages, easements, charges, restrictions, claims, security interests, options or other encumbrances of any nature.

“Lilien” has the meaning specified in the preamble of this Agreement.

“Lilien Asset Purchase” is defined in the Recitals to this Agreement.

“Lilien Continuing Employees” has the meaning specified in Section 7.05(a) of this Agreement.

“Lilien Corp.” is defined in the Preamble of this Agreement

“Lilien Corp. Assets” means those Business Assets which are Assets of Lilien Corp. immediately prior to the Closing on the Closing Date.

“Lilien Corp. Capital Stock” means all of the outstanding capital stock of Lilien Corp.

“Lilien Disclosure Schedule” has the meaning specified in the introduction of Article III of this Agreement.

“Lilien Financial Statements” has the meaning specified in Section 3.09(a) of this Agreement.

“Lilien Members” means the members of Seller prior to the completion of the Lilien Asset Purchase.

“Material Adverse Change” means a change that has a Material Adverse Effect.

“Material Adverse Effect” means any change, circumstance or event, including any change, circumstance or event as the result of an omission or failure to act pursuant to any regulation, that individually or in the aggregate with all other changes, circumstance or events of whatever character or nature, has a material adverse effect (i) as to Seller, on the Business, properties, condition (financial or otherwise), Business Assets, Liabilities, results of operations or prospects of Seller or Lilien Corp., (ii) as to Buyer, on the business, properties, condition (financial or otherwise), Assets, Liabilities, results of operations or prospects of Buyer, or (ii) on the consummation of the transactions contemplated by this Agreement in a timely manner, except to the extent resulting from (A) changes in general local, domestic, foreign, or international economic conditions, (B) as to Seller, changes affecting generally the industries or markets in which Seller and Lilien Corp. operate, (C) as to Buyer, changes affecting generally the industries or markets in which Buyer operates, (D) acts of war, sabotage or terrorism, military actions or the escalation thereof, (E) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (F) any other action required by this Agreement, or (G) the announcement of the transactions pursuant to this Agreement.

“Merger” means the merger of Merger Sub with and into Lilien Corp. pursuant to the terms of this Agreement and California Corporations Code §§1100 – 1113.

“Merger Sub” means Sysorex Acquisition Corporation, a California corporation formed by and wholly-owned by Buyer for the purpose of completing the Merger pursuant to this Agreement.

“Neutral Accountant” has the meaning specified in Section 2.05(b) of this Agreement.

“Notice of Disagreement” has the meaning specified in Section 2.05(b) of this Agreement.

“Ordinary Course of Business” shall mean the ordinary course of business of Seller and Lilien Corp. consistent with past custom and practice (including with respect to pricing, quantity and frequency).

“OTC Documents” has the meaning specified in Section 4.10(a) of this Agreement.

“OTC Markets” has the meaning specified in Section 4.10(a) of this Agreement.

“Permits” means all permits, authorizations, approvals, registrations, licenses, certificates, directives, orders or variances granted by or obtained from any Governmental Authority and used or required in connection with the business of Lilien.

“Permitted Liens” means (i) Liens created by Buyer, (ii) Liens for or in respect of Taxes, impositions, assessments, fees, water and sewer rents and other governmental charges levied or assessed or imposed against the leased real property which are not yet delinquent or are being contested in good faith by appropriate Proceedings, (iii) the rights of lessors and lessees under leases executed in the Ordinary Course of Business, (iv) the rights of licensors and licensees under licenses executed in the Ordinary Course of Business, and (v) Liens, and rights to Liens, of mechanics, warehousemen, carriers, repairmen and others arising by operation of Law and incurred in the Ordinary Course of Business, securing obligations not yet delinquent or being contested in good faith by appropriate Proceedings.

“Person” or “person” (regardless of whether capitalized) means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

“Personal Property” has the meaning specified in Section 3.18 of this Agreement.

“Prime Rate” means the fluctuating rate per annum announced from time to time in The Wall Street Journal as the prime rate, and in the absence of such announced rate the prime rate charged by Citibank, N.A. from time to time.

“Principal Members” means Geoffrey Lilien, Dhruv Gulati and Bret Osborn.

“Proceeding” means charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, application, demand, suit, litigation, proceeding, labor dispute, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

“Proprietary Information” has the meaning specified in Section 3.21(a) of this Agreement.

“Representative” means any officer, director, member, shareholder, principal, attorney, agent, employee, accountant, consultant or other representative of either Seller or Buyer.

“Restrictive Covenants Agreement” has the meaning specified in Section 8.10 of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same are in effect at the relevant time of reference.

“Seller” has the meaning specified in the Preamble to this Agreement.

“Seller’s Assets” means those Business Assets which are Assets of Seller immediately prior to the Closing on the Closing Date.

“Seller’s Liabilities” means those Liabilities of Seller to be assumed by Buyer at the Closing pursuant to Section 2.02(A)(b).

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary or parent, owns, directly or indirectly, more than 50% of the stock or other equity interests, and as the owner of such stock or equity interests, is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization.

“Surviving Corporation” means Lilien Corp..

“Sysorex Disclosure Schedule” has the meaning specified in the introduction of Article IV of this Agreement.

“Tax” or “Taxes” means all Taxes, assessments, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including Taxes under Code Section 59A), alternative, minimum, add-on, value-added, withholding (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated Taxes, deficiency assessments, additions to Tax, additional amounts imposed by any Taxing or Governmental Authority (domestic or foreign), penalties, and interest, and shall include any Liability for such amounts as a result either of being (or having been) a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person, and shall include any Liability for such amounts relating to any other Person if such Liability is imposed by reason of Law (including transferee or successor Liability).

“Tax Return” means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, information or amendment thereto) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Tax.

“Third Party Claim” has the meaning specified in Section 5.03(a) of this Agreement.

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

§ 1.02         Other Definitional Provisions.

(a)     Any reference to an Article, Section, Schedule or Exhibit is a reference to an Article, Section, Schedule or an Exhibit to this Agreement.

(b)     Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)     The words “include,” “includes” and “including” mean include, includes and including without limitation.

Article II.
Purchase and Sale

§ 2.01        (A)     Purchase and Sale of Seller’s Assets

(a)     On and subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell, convey, transfer, assign and deliver to Buyer and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to all of the Seller’s Assets other than the Excluded Assets (defined below). All of Seller’s Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer hereunder free and clear of any Liens.

(b)     Excluded Assets. The Seller’s Assets to be sold or transferred under this Agreement shall not include Excess Cash (as defined below), the Lilien Corp. Capital Stock (which shall be subject to the Merger), the Seller’s articles of organization, operating agreement or other organizational documents, minute books and other corporate records related to its limited liability company organization and capitalization, and any other Assets of Seller as listed on Schedule 2.01(b) of the Lilien Disclosure Schedule (collectively, the “Excluded Assets”). For purposes of this Agreement: (i) “Excess Cash” means the combined cash and marketable securities of both Seller and Lilien Corp. in excess of $1,000,000 as of the end of the last business day immediately preceding the Effective Date provided that both Net Worth (as defined below) as of the end of the last business day immediately preceding the Effective Date is greater than $1,000,000 and that Net Worth minus Excess Cash is at least $1,000,000 as of the end of the last business day immediately preceding the Effective Date.  For purposes of this Agreement “Net Worth” means (i) total Assets as determined in accordance with GAAP, excluding any Excluded Assets other than Excess Cash, minus (ii) total Liabilities determined in accordance with GAAP, excluding any Excluded Liabilities.   Subject to Post-Closing Excess Cash Adjustment as contemplated by Section 2.05 below:  (x) to the extent Net Worth as of the end of the last business day immediately preceding the Effective Date is less than $1,000,000, the Cash Purchase Price will be reduced by the difference between $1,000,000 and Net Worth as of the end of the last business day immediately preceding the Effective Date, and (y) without duplication of any reduction required by the preceding clause (x), to the extent the combined cash and marketable securities of both Seller and Lilien Corp. as of the end of the last business day immediately preceding the Effective Date is less than $1,000,000, the Cash Purchase Price will be reduced by the difference between $1,000,000 and the combined cash and marketable securities of both Seller and Lilien Corp. as of the end of the last business day immediately preceding the Effective Date .

§ 2.01 (B)              Merger of Merger Sub with and into Lilien Corp.; Issuance of Buyer Shares

(a)     The Merger of Merger Sub with and into Lilien Corp. shall be effected pursuant to the provisions of Section 2.02(A)(c) through a statutory merger in a transaction intended to be eligible for tax deferral under Section 368(a)(1)(A) of the Code. Effective at Closing, Merger Sub shall be merged with and into Lilien Corp., the separate existence of Merger Sub shall cease, and Lilien Corp. shall continue as the surviving corporation under the name “Lilien Systems”. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California Corporations Code. By reason of the Merger, Buyer shall control and indirectly own, through Buyer’s 100% ownership of Surviving Corporation, all of the Lilien Corp. Assets. For clarity, the transactions described in Section 2.02(A)(c) shall not be interpreted as a direct purchase by Buyer of any Lilien Corp. Assets from Seller, and Buyer and Seller acknowledge that Buyer shall acquire the Lilien Corp. Assets only indirectly and by reason of the Merger. The issuance of Sysorex Shares to Seller as consideration in the Merger shall be effected at Closing pursuant to the terms and conditions of an Agreement of Merger attached hereto as Exhibit 2.01(B)(a) (the “Merger Agreement”).

(b)     At Closing, all certificates representing shares of Lilien Corp. Capital Stock that were outstanding immediately prior to the Closing Date shall cease to represent any rights of ownership with respect to Lilien Corp., and the stock transfer books of Lilien Corp. shall be closed with respect to all shares of such Lilien Corp. Capital Stock outstanding immediately prior to the Closing Date. No further transfer of any such shares of the Lilien Corp. Capital Stock shall be made on such stock transfer books after the Closing Date. If, after the Closing Date, a valid certificate previously representing any of such shares of the Lilien Corp. Capital Stock is presented to the Surviving Corporation or Buyer, such certificate shall be canceled without payment of consideration. At Closing, Buyer shall be issued a new certificate representing 100% of the issued and outstanding Common Stock of Lilien Corp.

§ 2.02     (A)          Consideration to be Provided by Buyer.

The aggregate consideration payable by Buyer for the Seller’s Assets at the Closing shall consist of the following:

(a)         Three Million Dollars ($3,000,000.00) in the aggregate payable to Seller and/or the Lilien Members by immediately available wired funds on the Closing Date (the “Closing Cash Payment”);

(b)         Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, on the Closing Date, the Buyer shall assume and agree to pay, perform and discharge when due, all liabilities of Seller disclosed to Buyer, exclusive of any Excluded Liabilities (defined below). For purposes of this Agreement the term “Excluded Liabilities” shall mean those Liabilities set forth on Schedule 2.02(A)(b).

(c)         Consideration for Merger of Merger Sub with and into Lilien Corp. At the Closing, Merger Sub shall be merged with and into Lilien Corp., and, thereby Buyer will acquire, through its 100% ownership of Merger Sub, 100% of Seller’s right, title and interest in and to Lilien Corp. as provided in this Section 2.02(A)(c).

(i)     In consideration for Buyer’s acquisition of Lilien Corp. through Merger of Merger Sub with and into Lilien Corp., Buyer will issue to Seller at the Closing, with a resulting pro rata beneficial ownership in the Lilien Members a total of 6,000,000 shares of Common Stock of Buyer (the “Sysorex Shares”), which constitutes approximately 25% of the post-acquisition outstanding shares of Buyer’s capital stock. Post-Closing, there will be a total of approximately 24 million issued and outstanding shares of Buyer’s stock.

(ii)     The Sysorex Shares are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “Act”) and will, therefore, be subject to the holding period and legending requirements of Rule 144 promulgated under the Act. In addition, at the Closing, Seller, the Lilien Members and Buyer will enter into a Lock-Up/Leak-Out Agreement, the form of which is attached hereto as Exhibit 2.02(A)(c)(ii) (the “Lock-Up/Leak-Out Agreement”). The Lock-Up/Leak-Out Agreement will provide that the Sysorex Shares will be subject to a six-month lock-up which prohibits Seller and/or the Lilien Members from selling, assigning, transferring, conveying, or otherwise alienating their Sysorex Shares issued for a period of six months from the Closing Date (the “Initial Lock-Up Period”); (i) from the expiration of the Initial Lock-Up Period until the date the Registration Statement (as defined in Section 2.02(C) below) is declared effective, the Lilien Members shall be permitted to sell as many Shares as permitted under Rule 144 promulgated under the Act; and (ii) for a period of six (6) months from the Effective Date, the Lilien Members may not sell any Shares (the “IPO Lock-Up”). The Sysorex Shares issued to Seller will be allocable on a pro rata basis pursuant to the Lilien Members in the names and amounts set forth on Schedule A, and notwithstanding anything to the contrary contained in this Section 2.02(A)(c)(ii) Seller shall be free to distribute the Sysorex Shares in accordance with pro rata allocation set forth on Schedule A to the Lilien Members or to trusts established for the benefit of the Lilien Members and their Family Members.

(iii)     After the Closing, Buyer shall control 100% of Surviving Corporation. Immediately following Closing, all of the Seller’s Assets (other than the Lilien Corp. Capital Stock and the Excluded Assets) will be transferred into the Surviving Corporation. Seller shall change its name to one without the name Lilien or Sysorex. Buyer will cooperate in all matters required to prove that it is a successor-in-interest and that the employees of Seller and Lilien Corp. are being employed or sponsored and will continue to be employees of Surviving Corporation.

(iv)     The pre-Closing officers and directors of Lilien Corp. shall resign from their positions as officers and directors of Lilien Corp., effective as of the Closing to be reappointed pursuant to the terms and conditions of the Employment Agreements and this Agreement.

§2.02 (B)               Guaranty.

(i)     If all of the Sysorex Shares are sold pursuant to the Lock-Up/Leak-Out Agreement (described above) and the terms and conditions of the Guaranty Agreement, the form of which is attached hereto as Exhibit 2.02(B), on or before the end of the Guaranty Period (defined below), then Buyer shall pay to the Lilien Members their pro rata share of the difference between $6 million and the cumulative price for which they sell all of their Shares, less customary commissions (“Guaranteed Proceeds”).

(ii)     A Shortfall in the Guaranteed Proceeds shall be calculated at the earlier of (A) the expiration of 24 months from the Closing Date or (B) the sale of all Sysorex Shares (the “Guaranty Period”). For purposes of this Agreement, a “Shortfall” is defined as the difference between the Guaranteed Proceeds and the actual cumulative proceeds the Lilien Members receive from the sale of all of their Sysorex Shares. At the end of the Guaranty Period, if the Lilien Members are unable to sell any Sysorex Shares, such Lilien Member shall have an option for a ten (10)-day period commencing at the end of the Guaranty Period, to put all, but not less than all, of such Lilien Member’s unsold Sysorex Shares to Sysorex, for the purchase price of $1.00 per unsold Share. Payment by Sysorex shall be due in full within 120 days from the receipt of the put Sysorex Shares. To the extent any Sysorex Shares are not sold by any Lilien Member prior to the end of the Guaranty Period and have not been put to Sysorex for repurchase, the Guaranty shall not apply to such unsold Sysorex Shares.

(iii)     Notwithstanding the foregoing Guaranty by Buyer, in the event the gross profit for the calendar years ending December 31, 2013 and 2014, attributable to the Business Assets acquired on the Closing Date are more than twenty (20%) percent below the forecast attached to the Guaranty, the Guaranty shall be proportionately reduced (the “Claw-Back”). By way of example, in the event the gross profit attributable to the Business Assets acquired on the Closing Date for the fiscal year ended either December 31, 2013 or 2014, is 50% less than the projected amount, the Guaranty shall be reduced to $3,000,000.

(iv)     Conduct of Business During the Guaranty Period.

(A)     During the Guaranty Period, Buyer shall, and shall cause its subsidiaries to: (1) operate the ongoing Business attributable to the Business Assets acquired pursuant to this Agreement (the “Ongoing Business”) in the ordinary course in a manner consistent with Lilien and Lilien Corp.’s past practices; and (2) maintain separate books and records relating to the Ongoing Business, including, but not limited to, separate profit and loss statements of the Ongoing Business so as to make calculation of gross profit and any required Claw Back feasible and verifiable.

                                (B)     During the Guaranty Period: (1) the overall strategic direction and operations of Lilien Corp. shall at all times be conducted in a manner consistent with a budget adopted by the Board of Directors of Buyer at a meeting at which a Required Quorum is present (an “Approved Budget”), but otherwise shall be the responsibility of management of the Ongoing Business as part of the Ongoing Business, all accounting and finance matters relating to Lilien Corp. shall be managed by Buyer. A "Required Quorum" shall consist of at least four directors, three of whom shall be representatives of Seller elected to the Board of Directors of Buyer in accordance with the provisions of Section 7.07.

(C)     From Closing until the end of the Guaranty Period approval by both the Board of Directors of Buyer at which a Required Quorum is present and Seller shall be required: (1) prior to effecting any increase or decrease in the authorized number of members of the Board of Directors of the Company, or (2) prior to any termination of employment (other than by the employee) of any of the employees that are parties to the Employment Agreements.

(D)     From Closing until the end of the Guaranty Period, Buyer shall provide, or cause to be provided, for the benefit of the Ongoing Business working capital in an amount equal to the cash needs of the Company as contemplated by the current Approved Budget. Buyer may elect to provide any amounts required to be provided under the foregoing sentence in the form of a loan or capital contribution; provided, however, that if it is provided in the form of a loan, the loan shall be subordinated to all other indebtedness related to the Ongoing Business other than Bridge Bank, N.A., and to all obligations to the Seller and Principal Members under the Guaranty.

(E)     Each party hereto agrees that, from Closing until the end of the Guaranty Period, it shall, with respect to all matters related to this Agreement, act in good faith and the spirit of fair dealing such that the intent of this Agreement is carried out to the fullest extent practicable.

§2.02 (C)                Registration Rights.

Buyer, at its cost and expense, will use its best efforts to (A) prepare and file with the United States Securities and Exchange Commission (the “SEC”) a registration statement with respect to all Sysorex Shares issued as contemplated by Section 2.02(A)(c) (the “Registration Statement”), (b) cause the Registration Statement to become effective as soon as reasonably possible thereafter, and (C) maintain the effectiveness of the Registration Statement on a continuous basis pursuant to Rule 415 under the Securities Act until the earlier of (i) the disposition of all of the remaining Sysorex Shares by Seller and/or the Lilien Members, or (ii) the date when all Sysorex Shares held by Seller and/or the Lilien Members can be sold without restriction under Rule 144 under the Act in accordance with the terms and conditions of the Guaranty Agreement attached hereto as Exhibit 2.02(C). Geoffrey Lilien shall be given the right to sell up to $1,000,000 of his Sysorex Shares in a secondary public offering by the Company. To the extent such Shares cannot be sold pursuant to the Registration Statement as part of the secondary offering, they shall be included in a secondary offering registration statement to be filed by the Buyer.

    § 2.03     Closing.

The closing of the Lilien Asset Purchase and the Merger (the “Closing”) will take place on or before March 31, 2013, unless extended by mutual agreement, at a location to be mutually agreed upon by the parties, at 10:00 a.m. (local time) following the satisfaction, in Buyer’s sole and absolute discretion, acting reasonably, of the conditions precedent set forth in Article VIII and following the satisfaction, in Seller’s sole and absolute discretion, acting reasonably, of the conditions precedent set forth in Article IX (the “Closing Date”). The Closing will be effective as of 12:01 a.m. on March 1, 2013.

    § 2.04     Closing Procedures and Deliveries.

(a)     Transfer and Delivery of Seller’s Assets and Assumption of Seller’s Liabilities. To affect the sale and transfer of Seller’s Assets and the assumption of Seller’s Liabilities at the Closing as contemplated by this Agreement, Seller and Buyer shall execute and deliver a Bill of Sale and Assumption Agreement in the form attached hereto Exhibit 2.04(a).

(b)     Payment of Closing Purchase Price. At the Closing, Buyer shall      pay to Seller the Closing Cash Payment by a wire transfer of immediately available funds to an account designated by Seller in writing prior to the Closing Date.

(c)     Filing of the Merger Agreement. At the Closing, the Merger Agreement and related certificates shall be filed with the California Secretary of State.

(d)     Certificate and Documents. At the Closing, Buyer and Seller shall deliver the certificates, and documents described in Articles VIII and IX of this Agreement required to be delivered at Closing as conditions to Closing, including certificates representing the Sysorex Shares.

(e)     Other Closing Transactions. At the Closing, each of the parties hereto shall have taken such other actions reasonably required hereby to be performed by it prior to or on the Closing Date, including, without limitation, satisfying the conditions set forth in Articles VIII and IX of this Agreement.

(f)     No Waiver at Closing. Buyer or Seller may elect to close the transactions contemplated by this Agreement notwithstanding the breach of any representation, warranty or covenant by the other party, whether or not disclosed.

§ 2.05      Post-Closing Excess Cash Adjustment.

(a)     At least two Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a schedule of Seller’s estimate of Excess Cash as of 11:59 p.m., California time on the day immediately prior to the Closing Date (without taking into account the transactions contemplated by this Agreement) (“Estimated Excess Cash”).

(b)     Seller’s Estimated Excess Cash shall become final and binding on Seller and Buyer (the “Final Excess Cash”) unless Buyer gives written notice (“Notice of Disagreement”) to Seller of its disagreement with respect to the calculation of Estimated Excess Cash within fifteen (15) days after the Closing Date, specifying with reasonable detail each item of disagreement and the reasons for such disagreement, and providing its calculation of Excess Cash. Seller and Buyer shall negotiate in good faith to resolve in writing all of the differences with respect to each matter specified in the Notice of Disagreement, in which case any such resolution shall be final and binding on the parties (in such instance, also the “Final Excess Cash”). If Seller and Buyer have not resolved in writing all of the differences with respect to any such matter, then each unresolved matter (the “Disputed Adjustment Matter”) shall be submitted to and reviewed by a mutually agreed to third party (the “Neutral Accountant”). The Neutral Accountant shall consider only the Disputed Adjustment Matters and shall act promptly to resolve in writing all Disputed Adjustment Matters, and its decisions with respect to the Disputed Adjustment Matters shall be final and binding on each of Seller and Buyer; provided, however, that no such resolution of the Disputed Adjustment Matters shall require payment of an amount greater than the highest amount provided in Seller’s Estimated Excess Cash or less than the lowest amount provided in Buyer’s Notice of Disagreement, and such decision will also be the Final Excess Cash. The Neutral Accountant shall promptly notify Seller and Buyer of its resolution of the Disputed Adjustment Matter. Buyer shall be responsible for and shall pay the fees and expenses incurred in connection with the Neutral Accountant. However, in the event the Neutral Accountant determines that the Disputed Adjustment Matter reflects in excess of ten (10%) percent less Final Excess Cash, the Seller shall reimburse the Buyer in full for the costs of the Neutral Accountant. Once the Final Excess Cash has been determined in accordance with the provisions of this Section 2.05(b), such calculation shall be final and binding for all purposes of this Agreement.

§ 2.06     Release from Personal Guarantees

Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, the Buyer shall use its commercially reasonable best efforts to cause any and all personal guarantees of Geoffrey Lilien with respect to Lilien’s business obligations to be released upon the Closing Date. In the event any of such Lilien obligations are not released from Geoffrey Lilien’s personal guarantees or security agreements, the Buyer will indemnify Geoffrey Lilien from such liability pursuant to Section 5.02 below.

§ 2.07     Filing of Financing Statements

Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, Lilien hereby authorizes Bridge Bank, N.A. to file a UCC-1 Financing Statement against the assets of Lilien following the execution of this Agreement. In the event this Agreement is terminated for any reason, Buyer shall use its best efforts to cause Bridge Bank, N.A. to file all appropriate termination statements in respect of such financing and shall indemnify and hold Seller harmless from, against and in respect of any Damages incurred by Seller or Lilien Corp. as a result of the failure to file such termination statements.

§ 2.08     Seller Name Change

Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, the Seller shall amend its Certificate of Formation to change the Seller’s name to one without the name Lilien at such time as instructed by Buyer.

§ 2.09          Post-Closing Apportionment.

The following items shall be apportioned between the parties as of 11:59P.M. on the day prior to the Closing Date:

(i)     Taxes, if any, on the basis of Seller being an accrual basis tax payor; and

(ii)     Other items normally adjusted between Seller and Buyer in transactions such as the Lilien Asset Purchase.

Article III.
Representations and Warranties of Seller and the Principal Members

Except as disclosed (in accordance with Section 10.08 hereof) in the disclosure schedules of the Seller attached hereto (collectively, the “Lilien Disclosure Schedule”), Seller and the Principal Members represent and warrant to Buyer on the date hereof and on the Closing Date, as follows:

§ 3.01         Authority; Binding Effect.

Seller has the full authority and legal capacity to execute and deliver this Agreement, the Ancillary Documents to which it is a party and all other certificates, agreements or other documents to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which Seller is a party have been duly executed and delivered by Seller and this Agreement and each of the Ancillary Documents to which Seller is party is a legal, valid and binding obligation of Seller, enforceable against Seller, and it assigns in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and to general principles of equity.

§ 3.02        No Violations.

The execution, delivery and performance by Seller of this Agreement and any Ancillary Documents to which Seller is party, and the consummation of the transactions contemplated by this Agreement, do not and will not, except as set forth in Section 3.02 of the Lilien Disclosure Schedule, (i) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, any Contract listed in Section 3.17 of the Lilien Disclosure Schedule or (ii) violate or result in a breach of, or constitute a default under, any Law or judgment applicable to Seller or by which Seller, or any of its Assets are bound or affected, except, in the cases of clauses (i) and (ii), for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not reasonably be expected to impair Seller’s ability to effect the sale of Seller’s Assets and the Merger as contemplated by this Agreement.

§ 3.03        No Other Agreements to Purchase.

No Person (other than Buyer hereunder) has any written or oral agreement or option or any right or privilege, whether by Law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase or acquisition from Seller of any of the Seller’s Assets.

§ 3.04        Consents and Approvals.

Except as set forth on Schedule 3.04 of the Lilien Disclosure Schedule, no Consent is required to be obtained by Seller or Lilien Corp. and no notice or filing is required to be given by Seller or Lilien Corp. or made by Seller or Lilien Corp. with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Seller of this Agreement or any Ancillary Documents to which it is a party, nor are Seller or Lilien Corp. required under any Contracts listed on Schedule 3.17 of the Lilien Disclosure Schedule to give any notice to, or obtain the Consent or approval of, any party to such Contract relating to the consummation of the transactions contemplated by this Agreement.

§ 3.05        Brokers and Finders.

Except for the amounts set forth on Schedule 3.05 of the Lilien Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, or any Affiliate of Seller, who might be entitled to any fee or commission from Seller, or any Affiliate of Seller, in connection with the transactions contemplated by this Agreement, and Seller agrees to indemnify, defend and hold Buyer harmless against claims for same.

§ 3.06        Lilien Disclosure Schedule.

The Lilien Disclosure Schedule referred to in this Article III contains certain information regarding the Seller and Lilien Corp. as indicated at various places in this Agreement and is attached to and forms a part of this Agreement. The Seller hereby represents and warrants that all information set forth in the Lilien Disclosure Schedule regarding the Seller and Lilien Corp. is and will be true, correct and complete in all material respects as of the date of this Agreement and, subject to the provisions of Section 6.06, as of the Closing Date, does not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties under this Article III. Each of the documents and other writings furnished to Buyer by Seller pursuant to Article III and each of the representations, warranties and statements by the Seller and the Principal Members in this Article III is true, correct and complete in all material respects with respect to the Seller and Lilien Corp. as of the date furnished and does not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

§ 3.07        Organization and Qualification.

Lilien is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Lilien has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The books and records of Lilien have been made available to Buyer for inspection and accurately record therein all corporate actions taken by the Board of Managers of Lilien and all actions taken by the Members of Lilien. Schedule 3.07 of the Lilien Disclosure Schedule sets forth, as to Seller, its place of formation, principal place of business, jurisdictions in which it is qualified to do business. The failure of Seller to qualify to do business in any other jurisdiction prior to the date hereof shall not have a Material Adverse Effect on Seller.

§ 3.08        Subsidiaries.

Seller does not have any Subsidiaries or any other ownership of the equity in any other entities other than as set forth on Schedule 3.08 of the Lilien Disclosure Schedule.

§ 3.09        Financial Condition.

(a)     Financial Statements. Seller has delivered to Buyer unaudited consolidated financial statements of Lilien, including balance sheets and the related statements of operations and retained earnings and statements of cash flows for the years ended December 31, 2011 and December 31, 2012 together with the related notes and schedules and unaudited financial statements of Lilien, including balance sheets and the related statements of operations and retained earnings and statements of cash flows for the one month period ended January 31, 2013 (collectively, the “Lilien Financial Statements”). The Lilien Financial Statements fairly present in all material respects the financial condition and the results of operations, retained earnings, Member’s equity and cash flows of Lilien as at the respective dates of and for the periods referred to therein, all in accordance with GAAP. The Lilien Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements and except that the Lilien Financial Statements are subject to normal recurring year-end audit adjustments and also do not include all footnotes required by GAAP. Since December 31, 2012, there has been no change in Lilien’s method of accounting for Tax purposes or any other purpose. Notwithstanding the foregoing, the Lilien Financial Statements as of January 31, 2013 (the “Cut-Off Date”) have been prepared by Management and have not been reviewed by any independent accountants. The Lilien Financial Statements have been prepared from and are in accordance with the accounting Books and Records of Lilien.

(b)     [INTENTIONALLY LEFT BLANK]

(c)     Accounts Receivable. Accounts receivable (the “Accounts Receivable”) of Seller and Lilien Corp. reflected in the Lilien Financial Statements are valid, bona fide existing claims for the aggregate amounts thereof reflected in the Lilien Financial Statements, net of the reserves or allowances for doubtful receivables reflected in the Lilien Financial Statements or thereafter in Seller’s books and records uniformly maintained in accordance with the Lilien Financial Statements, accounted for in accordance with GAAP, and Seller Knows of no fact or circumstance that would reasonably be expected to make such Accounts Receivable not collectible. This representation is in no manner a representation as to the amount of Accounts Receivable which will ultimately be collected.

(d)     Inventory. All Inventory has been acquired and maintained in accordance with the regular business practices of Seller and Lilien Corp., consists of new and unused items of a quality and quantity usable or saleable in the Ordinary Course of Business, and is valued at reasonable amounts based on the normal valuation policies of Seller and Lilien Corp. at prices equal to the lower of cost or market value on a first-in, first-out basis. All obsolete or slow moving Inventory and/or Inventory on hand that is not needed to fulfill present and/or anticipated orders has been written off.

(e)     The accounts reflected in the Lilien Financial Statements, where applicable, represent Seller’s and Lilien Corp.’s reasonable estimate of estimated costs, estimated gross profit, estimated gross profit percentage and estimated percentage complete for each contract in progress.

(f)     Accounts Payable. Schedule 3.09(f) of the Lilien Disclosure Schedule sets forth a true, correct and complete list of all accounts payable of Lilien and Lilien Corp. at the date indicated thereon and that will be updated as of the date that is two business days prior to the Closing Date, including amounts payable to trade creditors and other short-term Liabilities commonly identified as accounts payable, which are, to Seller’s Knowledge, bona fide, valid and binding obligations of Lilien and Lilien Corp. incurred in the Ordinary Course of Business on an arms-length basis. Schedule 3.09(f) of the Lilien Disclosure Schedule sets forth the dates upon which payment to each of the listed items is due.

§ 3.10        Absence of Certain Changes.

Since the Cut-Off Date, other than in the Ordinary Course of Business and except as disclosed in Schedule 3.10 of the Lilien Disclosure Schedule and as contemplated by this Agreement, there has not been:

(a)     any (i) acquisition (by purchase, lease as lessee, license as licensee, or otherwise) or disposition (by sale, lease as lessor, license as licensor, or otherwise) by Lilien or Lilien Corp. of any properties or Assets, or (ii) other transaction by, or any agreement or commitment on the part of Lilien or Lilien Corp., other than in the Ordinary Course of Business, that has caused or would reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect;

(b)     any material change in the condition (financial or otherwise), of the properties, Business Assets, Liabilities, investments, revenues, expenses, income, operations, Business, or prospects of Lilien or Lilien Corp., or in any of their respective relationships with any material suppliers, customers or other third parties with whom it has financial, commercial or other business relationships, other than changes in the Ordinary Course of Business that have not caused and would not reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect;

(c)     any transaction or change in compensation by Lilien or Lilien Corp., with any of its members, managers, officers or key employees, other than the payment of compensation (including raises and bonuses in the Ordinary Course of Business) and reimbursement of reasonable employee travel and other business expenses in accordance with existing employment arrangements and usual past practices;

(d)     any damage, destruction, or loss relating to Lilien or Lilien Corp., whether or not covered by insurance, that, either in any case or in the aggregate, has caused, or would reasonably be expected to cause, a Material Adverse Effect;

(e)     except as disclosed in Schedule 3.10(e) of the Lilien Disclosure Schedule or permitted by this Agreement, any declaration, setting aside, or payment of any dividend or any other distribution (in cash, stock, and/or property or otherwise) in respect of any membership interests, or other securities of Lilien or Lilien Corp., other than normal distributions by Lilien Corp. to Seller consistent with past practice;

(f)     any issuance of any membership interests or other securities or derivative securities of Lilien or Lilien Corp., or any direct or indirect redemption, purchase, or other acquisition by Lilien or Lilien Corp. of any membership interests or other securities;

(g)     any change in the managers, officers, key employees or material independent contractors or vendors of Lilien or Lilien Corp.;

(h)     any labor trouble or claim of unfair labor practices involving Lilien or Lilien Corp., any increase in the compensation or other benefits payable or to become payable by Lilien or Lilien Corp. to any of its respective Affiliates, or to any of its respective officers, employees, or independent contractors, or any bonus payments or arrangements made to or with any of such officers, employees, or independent contractors, which have caused or would reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect;

(i)     any forgiveness or cancellation of any material debt or claim by Lilien or Lilien Corp. or any waiver by Lilien or Lilien Corp. of any right of material value, other than compromises of Accounts Receivable in the Ordinary Course of Business;

(j)     any incurrence or any payment, discharge, or satisfaction or default by Lilien or Lilien Corp. of any material Indebtedness or material Liabilities (including without limitation Liabilities, as guarantor or otherwise, with respect to obligations of others), other than that which are reflected or reserved against in the Lilien Financial Statements or incurred in the Ordinary Course of Business that have not caused and would not reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect;

(k)     any incurrence, discharge, or satisfaction of any Lien (i) by Lilien or Lilien Corp., or (ii) on any of the capital stock, membership interests, join-venture interests, other securities, properties, or Assets owned or leased by Lilien or Lilien Corp.;

(l)     any change in the financial or Tax accounting principles, practices, or methods of Lilien or Lilien Corp.;

(m)     any agreement, understanding, or commitment by or on behalf of Lilien or Lilien Corp. whether in writing or otherwise, to do or permit any of the things referred to in this Section 3.10;

(n)     any cancellation or notice of cancellation, or surrender of any policy of insurance (which has not been cured by payment of premium, procurement of an equivalent policy, or otherwise) relating to or affecting the Business Assets or the Business;

(o)     write-down of the value of any Inventory of Lilien or Lilien Corp., or write-off as uncollectible of any notes receivable or Accounts Receivable, or any portion thereof of Lilien or Lilien Corp. in excess of the amount reserved therefor on the Lilien Financial Statements;

(p)     prepayments, advances or other deposits, made by customers of the Business of Lilien and Lilien Corp. with respect to products or services contracted for but not provided as of the Closing Date or any other unearned income;

(q)     transaction by Lilien or Lilien Corp. not in the Ordinary Course of Business;

(r)     cancellation or threatened cancellation of any material orders from, or Contracts with, customers of Lilien or Lilien Corp., that, singly or in the aggregate, has caused, or would reasonably be expected to cause, a Material Adverse Effect;

(s)     any problems with key suppliers of Lilien or Lilien Corp. which would impair its ability to fulfill its customers’ orders, that, singly or in the aggregate, has caused, or would reasonably be expected to cause, a Material Adverse Effect; or

(t)     any agreement or commitment, whether or not in writing, to do any of the aforementioned.

§ 3.11        Properties, Leases, Etc.

(a)     Title to Properties; Condition of Personal Properties. Each of Lilien and Lilien Corp. has (i) good and marketable title to all of the Assets and properties owned by it, including without limitation all Assets and properties reflected in the Lilien Financial Statements, free and clear of all Liens other than Permitted Liens, (ii) valid title to the lessee interest in all Assets and properties leased by it as lessee, free and clear of all Liens, other than Permitted Liens and lessors’ interests in such Assets, and (iii) full right to hold and use all of its Assets and properties used in or necessary to its business and operations, in each case all free and clear of all Liens, and in each case subject to applicable Laws and the terms of any lease under which Lilien leases such Assets or properties as lessee. All such Assets and properties are in good condition and repair, reasonable wear and tear excepted, and collectively are adequate and sufficient to carry on the Business of Lilien and Lilien Corp. as presently conducted and as proposed to be conducted.

(b)     No Owned Real Properties. Neither Lilien nor Lilien Corp. owns any real property or any interest (other than a leasehold interest) in any real property.

(c)     Leased Properties. Schedule 3.11(c) of the Lilien Disclosure Schedule sets forth a complete and correct description of all leases of real or Personal Property under which Lilien or Lilien Corp. is lessor or lessee. True, complete and correct copies of all such leases and all amendments, supplements, and modifications thereto (the “Leases”) (excepting any Lease pertaining to personal property with an annual rent of less than $10,000 and total remaining rental payments of less than $20,000), have been delivered to Buyer. Each Lease is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency and similar Laws affecting creditor’s rights generally and to general equitable principles), is in full force and effect and, to the Knowledge of Seller, no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default thereunder by Lilien or Lilien Corp., or, to the Knowledge of Seller, any other party to any of the Leases. The right, title and interest of Lilien and Lilien Corp. in and to the Leases are subject to no Lien, and Lilien and Lilien Corp. are in quiet and lawful possession of the demised premises (“Demised Premises”) described in the Leases. Lilien and Lilien Corp. have established adequate reserves which are reflected in the Lilien Financial Statements, for the anticipated costs of any and all renovation, maintenance and/or repair required to be performed at the Demised Premises or required to be paid for by Lilien or Lilien Corp. upon termination of any of the Leases. Each Lease represents the entire agreement between the lessor thereunder and Lilien or Lilien Corp., including all representations and warranties, and there exist no agreements between Lilien or Lilien Corp. and any party other than as set forth in the Leases. Lilien and Lilien Corp. have paid in full all obligations for brokerage commissions and finders’ fees incurred in entering into the Leases. Except as set forth on Schedule 3.11(c) of the Lilien Disclosure Schedule, the Demised Premises, including all fixtures, furnishings, improvements and personality in the Demised Premises are in good working order, and at Closing shall be in the same condition as on the date hereof; provided, further, that the building and land of which the Demised Premises are a part in good working order, condition and repair, and to the Knowledge of Seller, have no structural or mechanical defects.

(d)     Pending Tax Proceedings. Except as set forth in Schedule 3.11(d) of the Lilien Disclosure Schedule, neither Lilien nor Lilien Corp. has retained anyone to file notices of protest against, or to commence actions to review, real property Tax assessments against the Demised Premises, and is not aware that any such action has been taken by or on behalf of any landlords under the Leases. Schedule 3.11(d) of the Lilien Disclosure Schedule contains (i) a list and description of all actions taken by Lilien or Lilien Corp. to file notices of protest against, or to commence actions to review, real property Tax assessments against the Demised Premises, and that status of all such Proceedings, and (ii) true and complete copies of all agreements between Lilien or Lilien and its Tax counsel relating to any such Proceedings.

(e)     Insurance Policies. Lilien has furnished to Buyer an accurate schedule of all insurance policies now affecting the Demised Premises as set forth in Schedule 3.11(e) of the Lilien Disclosure Schedule. These policies are in compliance with, and fulfill all of Lilien’s and Lilien Corp.’s insurance obligations under the Leases and each of these policies permits any waiver of subrogation contained in, or required by, the Leases, and the only insurance policies carried on the Demised Premises are those set forth in Schedule 3.11(e) of the Lilien Disclosure Schedule.

§ 3.12        Indebtedness.

Except as (i) set forth in Schedule 3.10(e) and Schedule 2.05 of the Lilien Disclosure Schedule, (ii) disclosed in the Lilien Financial Statements, or (iii) incurred in the Ordinary Course of Business, immediately after the Closing neither Lilien nor Lilien Corp. will have any Indebtedness outstanding. Neither Lilien nor Lilien Corp. is in default with respect to any outstanding Indebtedness or any instrument or agreement relating thereto, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Lilien or Lilien Corp. or the operation of its business. Complete and correct copies of all instruments and agreements (including all amendments, supplements, waivers, and Consents) relating to any Indebtedness of Lilien or Lilien Corp. have been furnished to Buyer.

§ 3.13        Absence of Undisclosed Liabilities.

Except (i) as set forth in Schedule 3.10(e), Schedule 3.13, or Schedule 3.14 of the Lilien Disclosure Schedule, or (ii) to the extent reflected or reserved against in the Lilien Financial Statements, (iii) to the extent incurred in the Ordinary Course of Business since the Cut-Off Date, neither Lilien nor Lilien Corp. has any material Liabilities or obligations of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP (including, without limitation, Liabilities as guarantor or otherwise with respect to obligations of others).

§ 3.14        Tax Matters.

(a)     Filing of Tax Returns and Payment of Taxes. Except as set forth in Schedule 3.14(a) of the Lilien Disclosure Schedule, each of Lilien and Lilien Corp. has timely filed all material Tax Returns required to be filed by it under applicable Laws. Each Tax Return has been prepared in substantial compliance with all applicable Laws and regulations, and all such Tax Returns are true, correct, and complete in all material respects. All Taxes due and payable by Lilien and Lilien Corp. as reflected on such Tax Returns have been paid, and neither Lilien nor Lilien Corp. will be liable for any additional Taxes in respect of any Taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve therefor, if any, reflected in the accounting records of Lilien and Lilien Corp. as of the Closing Date. Neither Lilien nor Lilien Corp. is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns and no claim has ever been made in writing by a Taxing authority in a jurisdiction where Lilien or Lilien Corp. does not pay Tax or file Tax Returns that Lilien or Lilien Corp. is or may be subject to Taxes assessed by such jurisdiction. There are no Liens for Taxes (other than current Taxes not yet due and payable or being contested in good faith) on the Assets of Lilien and Lilien Corp. Each of Lilien and Lilien Corp. has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code. Neither Lilien nor Lilien Corp. has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4. Neither Lilien nor Lilien Corp. is subject to Tax under Section 1374 of the Code.

(b)     Audit History, Extensions, Etc. To Seller’s Knowledge, there is no action, suit, Taxing authority Proceeding (foreign, federal, state or local), or audit with respect to any Tax now in progress, pending, or threatened against or with respect to Lilien or Lilien Corp. Except as set forth in Schedule 3.14(b) of the Lilien Disclosure Schedule, no deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted in writing or assessed in writing by any Taxing authority against Lilien or Lilien Corp. Neither Lilien nor Lilien Corp. has consented to extend the time in which any Tax may be assessed or collected by any Taxing authority. Neither Lilien nor Lilien Corp. has requested or been granted an extension of the time for filing any Tax Return to a date on or after the Closing Date.

(c)     Membership in Affiliated Groups, Etc. Except as set forth on Schedule 3.14(c) of the Lilien Disclosure Schedule, neither Lilien nor Lilien Corp. has ever been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return other than a consolidated Tax return with respect to Lilien and Lilien Corp. Neither Lilien nor Lilien Corp. is a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

(d)     Withholding Taxes. Each of Lilien and Lilien Corp. has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.

§ 3.15        Litigation and Claims.

No litigation, arbitration, action, suit, claim, demand, Proceeding or investigation (whether conducted by or before any judicial or regulatory body, arbitrator, commission or other person) is pending or, to the Knowledge of Seller, threatened against Lilien or Lilien Corp.

§ 3.16        Safety; Zoning; Real Estate; and Environmental Matters.

Except as set forth on Schedule 3.16 of the Lilien Disclosure Schedule:

(a)     To the Knowledge of Seller, neither Lilien nor Lilien Corp. is or has ever been in violation of any applicable statute, Law, or regulation relating to occupational health or safety, other than those the violation of which would not be reasonably likely to, either in any case or in the aggregate, have a Material Adverse Effect, and no charge, complaint, action, suit, Proceeding, hearing, investigation, claim, demand, or written notice has been filed or commenced against or received by Lilien or Lilien Corp. alleging any failure by Lilien or Lilien Corp. to comply with any such statute, Law, or regulation, nor is there any basis therefor Known to Seller.

(b)     To the Knowledge of Seller, the real properties presently owned, leased, or operated by Lilien and Lilien Corp. and any leasehold improvements thereto, and any business conducted by Lilien or Lilien Corp. thereon, is in compliance with and has been in compliance with all applicable statutes, Laws, and regulations in respect of the use, occupation and construction thereof, including, but not limited to, environmental, zoning, platting and other land use requirements, including, but not limited to, the Americans With Disabilities Act, and neither Lilien nor Lilien Corp. has received written notice of, and Seller has no Knowledge of, any violations or investigations relating thereto.

(c)     To the Knowledge of Seller, each of Lilien and Lilien Corp. is and has been in compliance with all judgments, decrees, orders, statutes, Laws, Permits, licenses, rules, or regulations pertaining to environmental matters, including without limitation, those arising under any Environmental Laws and has not received any written notice that it is presently, or ever has been, in violation of any Environmental Law other than those the violation of which would not be reasonably likely to, either in any case or in the aggregate, have a Material Adverse Effect.

(d)     Each of Lilien and Lilien Corp. currently possesses, currently is in compliance with, and, to the Knowledge of Seller, in the past has complied in all material respects with the terms of all Environmental Permits, if any, and other approvals necessary to operate the business, and any application for renewals of said permits has been filed in a timely fashion. A list of all such Environmental Permits is set forth in Schedule 3.16(d).

(e)     (i)     Hazardous Substances. To the Knowledge of Seller, neither Lilien nor Lilien Corp. is, or has been affected by, the existence of any Environmental Conditions, nor has Lilien nor Lilien Corp. used any (other than as may be used in the Ordinary Course of Business), or received any written notice of violation for the use or misuse of any, Hazardous Substances on or about the Demised Premises or in violation of any Environmental Laws, and there are no Environmental Conditions which would be reasonably likely to affect the Demised Premises. To the Knowledge of Seller, no other user or occupant of any part of the Demised Premises Known to Seller, has ever been cited for violating any Environmental Laws with respect to operations or activities on or about the Premises; and all reports, test results, and other documents in the possession of Lilien and Lilien Corp. relating to Environmental Conditions on or about the Demised Premises have been delivered to Buyer.

Soil Conditions; Flood and Mud Slide Hazard; Wetlands. To the Knowledge of Seller, (x) there is no soil condition adversely affecting the Demised Premises (y) the Demised Premises are not in an area identified by any agency or department of the federal, state or local government as having specific flood or mud-slide hazards, or as containing wetlands, endangered species or any other protected Environmental Condition which would be reasonably likely to impair the current use of the Demised Premises, and Seller does not Know of any state of facts which would be reasonably likely to cause any portion of the Demised Premises to be identified as containing any such wetlands, endangered species or other Environmental Condition; (z) no portion of the Demised Premises is or would be reasonably likely to be designated as a “wetland” as defined by any governmental agency having jurisdiction over the Demised Premises.

Buried Tanks. To Seller’s Knowledge, there are no underground storage tanks on the Demised Premises, nor have any underground storage tanks been removed from the Demised Premises.

Obligations. There are no obligations, commitments or agreements in connection with Lilien’s and Lilien Corp.’s lease and occupancy of the Demised Premises which will be binding upon Buyer after Closing, except for those set forth in the Leases or which have been approved by Buyer and are listed in Schedule 3.16(e) of the Lilien Disclosure Schedule.

Absence of Moratorium. To the Knowledge of Seller, no moratorium, statute, order, regulation, ordinance, legislation, judgment, ruling or decree of any court or governmental agency has been enacted, adopted, issued, entered or pending, or is in effect, which would be reasonably likely to have a Material Adverse Effect to the Demised Premises.

Condemnation. To the Knowledge of Seller, there is no condemnation Proceeding affecting the Demised Premises or any portion thereof, currently pending nor is any such Proceeding threatened.

Covenants, Conditions and Restrictions. There is no material default or breach by Lilien or Lilien Corp. under any covenants, conditions, restrictions, rights-of-way, or easements set forth in the Leases that may affect the Demised Premises or any portion thereof. Gas, electric power, sanitary and storm sewer and water facilities, and all other utilities necessary for the current use and operation of the Demised Premises are available in quantities satisfactory to service the Demised Premises and for Lilien and Lilien Corp. to conduct their business operations. To the Knowledge of Seller, no condition exists which would be reasonably likely to result in the termination or impairment of access to the Demised Premises or discontinuation of necessary sewer, water, electric, gas, telephone or other utilities.

Work Performed. No work has been performed or is in progress at, and no materials have been furnished to, the Demised Premises on behalf of Lilien or Lilien Corp. that have not been paid for or will not be paid for in full by Lilien and Lilien Corp. prior to the Closing Date. No special or general assessments have been levied, or to the Knowledge of Seller, threatened, against all or any part of the Demised Premises, except as set forth in Schedule 3.16(e) of the Lilien Disclosure Schedule.

Access. To Seller’s Knowledge, the streets, roads, highways and avenues in front of or adjoining any part of the Demised Premises have been dedicated to and accepted by the proper Governmental Authority and such Governmental Authority has the responsibility to maintain such streets, road, highways and avenues.

Zoning. To Seller’s Knowledge, the current use on the Demised Premises is presently permitted under applicable zoning laws.

§ 3.17        Material Contracts.

Except for the Contracts set forth in Schedule 3.17 of the Lilien Disclosure Schedule, and Contracts that have been fully performed and with respect to which neither Lilien nor Lilien Corp. has any further obligations or Liabilities, neither Lilien nor Lilien Corp. is a party to, or otherwise bound by: (i) any Contract that would be reasonably likely to affect Seller’s ability to consummate the transactions contemplated hereby, (ii) any Contract upon which the Business is substantially dependent, (iii) any Contract for the purchase, sale, lease, or license by or from Lilien or Lilien Corp. of services, products, or Assets, requiring total payments by or to it in excess of $50,000 (or, in the case of vendor Contracts only, in excess of $200,000) in any instance, or (iv) any Contract entered into other than in the Ordinary Course of Business.

Seller has made available to Buyer correct and complete copies of each Contract listed in Schedule 3.17 of the Lilien Disclosure Schedule, each as amended to date. Each such Contract is a valid, binding and enforceable obligation of Lilien or Lilien Corp. to the extent a party thereto, and, to the Knowledge of Seller, of the other party or parties thereto (subject in all events to bankruptcy, insolvency or similar laws affecting creditor’s rights generally and to general equitable principles), and is in full force and effect. Neither Lilien nor Lilien Corp. is, nor to the Knowledge of Seller, is any other party thereto (nor is Lilien or Lilien Corp. considered by any other party thereto to be), in breach of or noncompliance with any term of any such Contract (nor to Seller’s Knowledge is there any basis for any of the foregoing), except for any breaches or non-compliances that singly or in the aggregate would not be reasonably likely to have a Material Adverse Effect. Other than in the Ordinary Course of Business, no claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between Lilien or Lilien Corp. and any supplier, customer or any other person, relating to any Contract listed in Schedule 3.17 of the Lilien Disclosure Schedule is pending or, to the Knowledge of Seller, threatened, nor to Seller’s Knowledge is there any basis for any of the foregoing. No Contract listed in Schedule 3.17 of the Lilien Disclosure Schedule, (i) includes or incorporates any provision, the effect of which would be reasonably likely to enlarge or accelerate any of the obligations of Lilien or Lilien Corp. or to give additional rights to any other party thereto other than obligations in the Ordinary Course of Business, or (ii) will terminate, lapse, or in any other way be affected by reason of the Lilien Asset Purchase, the effect of which would be reasonably likely to have a Material Adverse Effect, either individually or in the aggregate.

§ 3.18        Tangible Property.

Schedule 3.18 of the Lilien Disclosure Schedule sets forth a true and complete list of all fixtures, machinery, equipment and any other tangible property of Lilien or Lilien Corp. attached or appurtenant to, or used in connection with, the Business (“Personal Property”), including a description of each item, whether it is owned or leased, the location and serial number, if any, the gross and net book value of each item, and to the extent available, accumulated depreciation, if any, with respect thereto (except to the extent such information is provided on other Schedules to this Agreement). Each material owned item of Personal Property is owned by Lilien or Lilien Corp. free of any Liens or encumbrances, except for Permitted Liens. Except as indicated on Schedule 3.18 of the Lilien Disclosure Schedule, each material item of Personal Property is in working condition and repair, ordinary wear and tear excepted, none of such items has any material defects or is in need of immediate maintenance or repairs, except for ordinary routine maintenance and repairs which are not material in nature or cost, and all of the items listed are adequate for the uses to which they are being put.

§ 3.19        Employees; Labor Relations; Benefit Plans.

(a)     Employees. Schedule 3.19 of the Lilien Disclosure Schedule sets forth the name, employment relationship, present compensation arrangement and other material terms of employment or engagement of each manager, director, officer, employee and consultant of Lilien and Lilien Corp..

(b)     Labor Relations. To the Knowledge of Seller, each of Lilien and Lilien Corp. is in compliance with all applicable federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, other than those the violation of which would not, either alone or in the aggregate, have a Material Adverse Effect, and neither Lilien nor Lilien Corp. is engaged in any unfair labor practice. To the Knowledge of Seller, there is no charge pending or threatened against or with respect to Lilien or Lilien Corp. before any court or agency, alleging unlawful discrimination in employment practices, and to the Knowledge of Seller there is no charge of or Proceeding with regard to any unfair labor practice against Lilien or Lilien Corp. pending before the National Labor Relations Board. There is no labor strike, Known dispute, slow-down, or work stoppage pending or, to the Knowledge of Seller, threatened against or involving Lilien or Lilien Corp. None of the employees of Lilien or Lilien Corp. is covered by any collective bargaining agreement, and, to the Knowledge of Seller, no such collective bargaining agreement is currently being negotiated. No one has petitioned and, to the Knowledge of Seller, no one is now petitioning, for union representation of any employees of Lilien or Lilien Corp. Neither Lilien nor Lilien Corp. has experienced any work stoppage during the last three years.

(c)     Benefit Plans

Except for the arrangements set forth in Schedule 3.19(c) of the Lilien Disclosure Schedule, neither Lilien nor Lilien Corp. sponsors, maintains or contributes to any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, member, officer, consultant, or employee of any of them, whether active or terminated; nor has Lilien or Lilien Corp. ever maintained or contributed to any such plan, policy, or arrangement that was subject to ERISA. Each of the arrangements set forth in Schedule 3.19(c) of the Lilien Disclosure Schedule is herein referred to as an “Employee Benefit Plan.”

With respect to each Employee Benefit Plan, Seller has provided Buyer with, or made available to Buyer, complete and correct copies of (i) each Employee Benefit Plan, including all amendments thereto, (ii) the most recent summary plan description (if any) and all other documents pursuant to which the Employee Benefit Plans are maintained, (iii) the most recent annual report (Form 5500 series) filed with the IRS (with attachments), if any, and (iv) all IRS determination letters, rulings and opinions received by Lilien or Lilien Corp., if any, in respect of any applicable Employee Benefit Plans.

Except as set forth in Schedule 3.19(c) of the Lilien Disclosure Schedule, each Employee Benefit Plan is and has been maintained and operated in compliance, in all material respects, with the terms of such plan and with the applicable requirements prescribed (whether as a matter of substantive Law or as necessary to secure favorable Tax treatment) by any and all statutes, governmental, or court orders, or governmental rules or regulations in effect from time to time, including, but not limited to, ERISA and the Code. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified.

Absence of Certain Events and Arrangements:

There is no pending or, to the Knowledge of Seller, threatened, legal action, Proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or any fiduciary or service provider thereof and, to the Knowledge of Seller, there is no basis for any such legal action or Proceeding.

With respect to each Employee Benefit Plan, to the Knowledge of Seller, neither Lilien, Lilien Corp. nor any other Party in interest in respect thereof have engaged in a prohibited transaction that could subject Lilien or Lilien Corp., directly or indirectly, to Liability under Sections 409 or 502(i) of ERISA or Section 4975 of the Code.

No communication, report or disclosure has been made by Seller or Lilien Corp. with respect to any Employee Benefit Plan that, at the time made, did not accurately reflect the material terms and operations of any Employee Benefit Plan or that would result in a Material Adverse Effect.

No Employee Benefit Plan requires Lilien or Lilien Corp. to provide welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and Title I, Part 6 of ERISA).

Neither Lilien nor Lilien Corp. has undertaken to maintain any Employee Benefit Plan for any specific period of time and each such plan is terminable at the sole discretion of Lilien or Lilien Corp., subject only to such constraints as may be imposed by applicable Law.

No Employee Benefit Plan is maintained pursuant to a collective bargaining agreement or, is or has been subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code or is a defined benefit pension plan.

The consummation of transactions contemplated by this Agreement will not, either alone or in combination with any other event expressly contemplated hereby in this Agreement; (i) except as set forth in Schedule 3.19(c) of the Lilien Disclosure Schedule, entitle any current or former employee or officer of Lilien or Lilien Corp. to severance pay, or any other payment, except as expressly provided in this Agreement; (ii) accelerate the time of payment or increase the amount of or vesting of compensation or benefits due any such employee or officer; (iii) result in termination or forgiveness of indebtedness or (iv) otherwise give rise to a benefit that would be reasonably expected to be treated as a parachute payment under Section 280G of the Code.

With respect to each Employee Benefit Plan which is intended or deemed to be a “non-qualified deferred compensation plan,” Lilien or Lilien Corp., as the case may be, has operated such Plan during 2006 and 2007 in good faith compliance with Code Section 409A, IRS Notice 2005-1 and any treasury regulations and other applicable guidance issued by the IRS.

Funding of Certain Plans. Except as set forth in Section 3.19(c) of the Lilien Disclosure Schedule, with respect to each Employee Benefit Plan for which a separate fund of Assets is or is required to be maintained, full payment has been made of all amounts that, under the terms of each such plan, Lilien or Lilien Corp. is required to have paid as contributions to that plan as of the end of such plan’s most recently ended year, and through the Closing hereof consistent with Lilien’s and Lilien Corp.’s past practices.

§ 3.20        Potential Conflicts of Interest.

Except as disclosed in Schedule 3.20 of the Lilien Disclosure Schedule, neither Seller, Lilien Corp. nor, to Seller’s Knowledge, any of Lilien’s or Lilien Corp.’s respective officers, members, or managers (i) owns, directly or indirectly, any interest (with the exception of passive holdings for investment purposes of not more than 3% of the securities of any publicly held and traded company) in, or is an officer, director, member, employee or consultant of, any Person that is a competitor, lessor, lessee, customer or supplier of Lilien or Lilien Corp.; (ii) owns, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the Business of Lilien and Lilien Corp.; (iii) to the Knowledge of Seller, has any cause of action or other claim whatsoever against Lilien or Lilien Corp., except for claims in the Ordinary Course of Business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans, and similar matters and agreements; or (iv) owes any amount to Lilien or Lilien Corp.

§ 3.21        Patents, Trademarks, Business Name.

(a)     Schedule 3.21 of the Lilien Disclosure Schedule lists all patents, patent applications, trademarks, trade names, service marks, logos, copyrights, and licenses used in the Business of Lilien and Lilien Corp. (other than software programs that have not been customized for its use), as now being conducted or as proposed to be conducted (collectively, and together with any technology, know-how, trade secrets, processes, formulas, and techniques used in or necessary to the Business, “Proprietary Information”). Except as disclosed in Schedule 3.21 of the Lilien Disclosure Schedule, Lilien together with Lilien Corp. owns or is licensed or otherwise has the full and unrestricted exclusive right to use, without the payment of royalties or other further consideration other than license, maintenance or technical support fees, all Proprietary Information.

(b)     Each instance where Lilien’s or Lilien Corp.’s rights to Proprietary Information arise under a license or similar agreements (other than software programs that have not been customized for its use) is set forth in Schedule 3.21 of the Lilien Disclosure Schedule. To the Knowledge of Seller, none of the Proprietary Information is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other Proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to Lilien’s or Lilien Corp.’s use of the Proprietary Information is pending (other than litigation against the licensor of any Proprietary Information licensed to Lilien or Lilien Corp. with respect to which Seller has no Knowledge) or, to the Knowledge of Seller, threatened, nor, to the Knowledge of Seller, is there any basis for any such litigation or Proceeding. Lilien together with Lilien Corp. maintains adequate and sufficient security measures for the preservation of the secrecy and proprietary nature of the Proprietary Information consistent with the practice in its industry. All software used by Lilien and Lilien Corp. (the “Software”) is legal, licensed, and authorized for use by Lilien and Lilien Corp.

(c)     To the Knowledge of Seller: (i) neither Lilien, Lilien Corp. nor any of their respective employees, has infringed or made unlawful use of, or is, to the Knowledge of Seller, infringing or making unlawful use of, any proprietary or confidential information of any Person, related to the Business, including without limitation any former employer or any past or present employee or consultant of Lilien or Lilien Corp.; and (ii) the activities of Lilien’s and Lilien Corp.’s employees in connection with their employment do not violate any agreements or arrangements that any such employees or consultants have with any former employer or any other Person. No litigation (or other Proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) charging Lilien or Lilien Corp. with infringement or unlawful use of any patent, trademark, copyright, or other proprietary right is pending or, to the Knowledge of Seller, threatened, nor to Seller’s Knowledge is there any basis for any such litigation or Proceeding.

(d)     Neither Seller, Lilien Corp, nor to Seller’s Knowledge, any officer, member, employee, or consultant of Lilien or Lilien Corp., is presently obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or would be reasonably likely to conflict with his or her agreements and obligations to promote the interests of the Business (ii) conflicts or would be reasonably likely to conflict with the Business or operations of Lilien and Lilien Corp. as presently conducted or as presently proposed to be conducted, or (iii) restricts or would be reasonably likely to restrict the use or disclosure of any information that is necessary to the Business.

§ 3.22        Insurance.

Schedule 3.22 of the Lilien Disclosure Schedule lists the policies of theft, fire, liability, worker’s compensation, life, property and casualty, directors’ and officers’, medical malpractice, and other insurance owned or held by Lilien or Lilien Corp., and the basis on which such policies provide coverage (i.e., an occurrence or claims-made basis). All such policies are, and at all times since the respective dates set forth in Schedule 3.22 of the Lilien Disclosure Schedule, have been, in full force and effect, are sufficient for compliance in all respects by Lilien and Lilien Corp. with all requirements of Law and of all agreements to which it is a party, and provide that they will remain in full force and effect through the respective dates set forth in Schedule 3.22 of the Lilien Disclosure Schedule, and will not terminate or lapse or otherwise be affected in any way by reason of the transactions contemplated hereby.

§ 3.23        Compliance with Other Instruments, Laws, Etc.

Except as otherwise disclosed on Schedule 3.23 of the Lilien Disclosure Schedule, each of Lilien and Lilien Corp. has complied in all material respects with, and is in material compliance with, (i) all material Laws applicable to it and its business, (ii) all unwaived terms and provisions of all Contracts, except for any non-compliances that, both individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and (iii) its operating agreement, in the case of Lilien, and its articles of incorporation, in the case of Lilien Corp., each as amended to date. Neither Lilien nor Lilien Corp. has committed, been charged with, or been under investigation (or to Seller’s Knowledge, threatened with a pending or potential investigation) with respect to, nor does there exist, any violation by Lilien or Lilien Corp. of any provision of any federal, state or local Law or administrative regulation, except for any violations that, both singly or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each of Lilien and Lilien Corp. has and maintains, and Schedule 3.23 of the Lilien Disclosure Schedule sets forth a complete and correct list of, all such licenses, Permits, and other authorizations from all such Governmental Authorities as are legally required for the conduct of its business or in connection with the ownership or use of its properties, except for any such licenses, Permits, and other authorizations, the failure to obtain or maintain which in effect, both singly or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and all of which (except as specifically described in Schedule 3.23 of the Lilien Disclosure Schedule) are in full force and effect in all material respects, and true and complete copies of all of which have been delivered to Buyer.

§ 3.24        Questionable Payments.

Neither Seller nor Lilien Corp. has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder. To the Knowledge of Seller, there is not now, and there has never been, any employment by Lilien or Lilien Corp. of, or beneficial ownership in Lilien or Lilien Corp. by, any governmental or political official of any country in the world.

§ 3.25        Capital Stock of Lilien Corp.

The authorized capital stock of Lilien Corp. consists of 10,000,000 shares of common stock, no par value per share, of which there are 3,950,000 shares issued and outstanding as of the date hereof, and of which the holder of record is Seller, and which constitutes 100% of the issued and outstanding shares of common stock of Lilien Corp. as of the Closing Date. All outstanding Lilien Corp. Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or By-laws of Lilien Corp., copies of which have been delivered to Buyer, or any agreement or document to which Lilien Corp. is a party or by which it is bound. There are no options, warrants, equity securities of any class of Lilien Corp., calls, rights, registration rights, voting trusts, proxies or other agreements or understandings, commitments or agreements of any character with respect to which any of the Lilien Corp. Shares is bound or Lilien Corp. is a party or by which it is bound, or any securities exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, obligating Lilien Corp. to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any Lilien Corp. Shares.

§ 3.26        Exempt Offering; Sophistication; Restricted Securities.

(a)         Seller understands that Sysorex Shares have not been registered under the Act or any other applicable securities laws and that the Sysorex Shares are being offered and sold pursuant to Section 4(a)(2) of the Act, and that the Buyer’s reliance upon such exemption depends, in part, upon the representations made by Seller in this Agreement. Seller understands that Buyer is relying upon the representations and agreements of Seller contained in this Agreement for the purpose of determining whether this transaction meets the requirements for such exemption.

(b)         Seller has such knowledge, skill and experience in business, financial and investment matters so that Seller is capable of evaluating the merits and risks of an investment in the Sysorex Shares. To the extent that Seller has deemed it appropriate to do so, Seller has retained, and relied upon, appropriate professional advice regarding the tax, legal and financial merits and consequences of the investment in the Sysorex Shares.

(c)         Seller has made, either alone or together with advisors (if any), such independent investigation of the Buyer, its management, and related matters as Seller deems to be, or such advisors (if any) have advised to be, necessary or advisable in connection with an investment in the Sysorex Shares; and Seller and its advisors (if any) have received all information and data which Seller and such advisors (if any) believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Sysorex Shares.

(d)         Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Act.

(e)         Seller agrees to furnish any additional information requested by Buyer to assure compliance of this transaction with applicable federal and state securities laws in connection with the purchase and sale of the Sysorex Shares.

(f)         Seller understands that the Sysorex Shares are “restricted securities” under applicable securities laws and that the Act and the rules of the SEC provide that other than the transfer to the Lilien Members, Seller may dispose of the Sysorex Shares only pursuant to an effective registration statement under the Act or an exemption from such registration, if available. Except as set forth in Section 2.02(C) above, Seller understands that the Buyer has no obligation or intention to cause to be registered on anyone's behalf or to take action so as to permit sales pursuant to the Act of the Sysorex Shares. Accordingly, Seller and, where applicable, the Lilien Members, absent some other arrangement with the Buyer, may dispose of the Sysorex Shares only in certain transactions that are exempt from registration under the Act, such as “private transactions,” in which event the transferee will acquire a “restricted security” subject to the same limitations as in the hands of Seller. As a consequence, Seller and the Lilien Members understand that Seller and the Lilien Members must bear the economic risks of the investment in the Sysorex Shares for an indefinite period of time.

(g)         Seller hereby confirms that Seller and, where applicable, the Lilien Members, are acquiring the Sysorex Shares for investment only and not with a view to or in connection with any resale or distribution of the Sysorex Shares. Seller hereby further affirms that neither Seller (other than in connection with a distribution to the Lilien Members) and the Lilien Members have no present intention of making any sale, assignment, pledge, gift, transfer or other disposition of the Sysorex Shares or any interest therein.

(h)         Seller represents that, to its Knowledge (i) neither the Buyer nor any person acting on their behalf, has offered or sold the Sysorex Shares to Seller by any form of general solicitation, general or public media advertising or mass mailing, (ii) Seller has not utilized the services of any broker, finder or other intermediary with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby, and (iii) no person or entity is entitled to any commission or fee in connection herewith.

(i)         Seller represents that, on any distribution of the Sysorex Shares to the Lilien Members, the Lilien Members will not the Sysorex Shares as part of a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Article IV.
Representations and Warranties of Buyer

Except as disclosed (in accordance with Section 10.08) in the Disclosure Schedules of Buyer, (the “Sysorex Disclosure Schedule”), Buyer represents and warrants to Seller on the date hereof and on the Closing Date, as follows:

§ 4.01        Organization and Standing.

(a)     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had, does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     The minute books of Buyer have been made available to Seller and accurately reflect all corporate action of its shareholders and board of directors (including committees).

(c)     Prior to the execution of this Agreement, Buyer has made available to Seller true and correct copies of the certificate of incorporation and the by-laws of Buyer, as in effect on the date hereof.

§ 4.02        Corporate Power.

Buyer has all requisite corporate power and full legal right and authority to enter into and deliver this Agreement, the Ancillary Documents to which it is a party and all other certificates, agreements or other documents to be executed and delivered by Buyer, and to consummate the transactions contemplated hereby and thereby, and to perform all of its obligations in accordance with the terms hereof and thereof.

§ 4.03        Authorization; Binding Effect.

The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, and the performance by Buyer of its obligations hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Documents to which it is a party have been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

§ 4.04        Capitalization.

(a)     The authorized capital stock of Buyer consists of 40,000,000 shares of Common Stock, $.001 par value per share and 5,000,000 shares of Preferred Stock, $.001 par value per share. The issued and outstanding capital stock of Buyer consists of (i) 17,987,518 shares of Common Stock, (ii) such shares of Common Stock reserved for issuance upon exercise of all options or other derivative securities as set forth on Schedule 4.04(a) of the Sysorex Disclosure Schedule and (iii) no shares of Preferred Stock or other common stock equivalents. All such shares of Buyer are duly authorized, those shares described in clause (i) above are validly issued, fully paid and non-assessable, and those shares described in clauses (ii) and (iii) above, when so issued, will be validly issued, fully paid and non-assessable.

(b)     Except as set forth in Schedule 4.04(b) of the Sysorex Disclosure Schedule, Buyer does not have outstanding any capital stock or securities convertible into or exchangeable for any shares of capital stock, and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Buyer is a party or otherwise obligating Buyer to issue or sell, entitling any person to acquire from Buyer, and Buyer is not a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of its capital stock or securities convertible into or exchangeable for any of its capital stock. Neither Buyer nor any of its Subsidiaries has authorized or outstanding bonds, debentures, notes or other Indebtedness that entitle the holders to vote (or are convertible or exercisable for or exchangeable into securities which entitle the holders to vote) with the stockholders of such Person on any matter.

(c)     Except as contemplated by this Agreement or as set forth in Schedule 4.04(c) of the Sysorex Disclosure Schedule, Buyer has not granted any registration rights with respect to any shares of its capital stock to any third party.

§ 4.05        Subsidiaries.

Schedule 4.05 of the Sysorex Disclosure Schedule sets forth a list of all Subsidiaries of Buyer, showing, as to each such Subsidiary, the jurisdiction of its organization, the number of shares or other equity or ownership interests of each class of its capital stock authorized and the amount of each class outstanding, and the percentage of the outstanding shares or other equity or ownership interests of each such class owned, directly or indirectly, by Buyer. On the date hereof, except as and to the extent set forth in Schedule 4.05 of the Sysorex Disclosure Schedule, (i) all the outstanding stock or other equity or ownership interest of each Subsidiary of Buyer, owned directly or indirectly by Buyer as shown on Schedule 4.05 of the Sysorex Disclosure Schedule, is owned free and clear of all Liens and encumbrances and is duly authorized, validly issued, fully paid and non-assessable, and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of Buyer is a party or otherwise obligating any Subsidiary of Buyer to issue or sell, or entitling any person to acquire from any Subsidiary of Buyer, and no Subsidiary of Buyer is a party or otherwise obligating any Subsidiary of Buyer to issue or sell, or entitling any person to acquire from any Subsidiary of Buyer, and no Subsidiary of Buyer is a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of the capital stock or any securities convertible into or exchangeable for the capital stock of any such Subsidiary.

§ 4.06        Authority to Conduct Business.

Buyer and its Subsidiaries have all requisite corporate power and authority necessary or advisable to own or hold their respective properties and conduct their respective businesses and hold all material licenses, permits and other required authorizations and approvals from Governmental Authorities and have made all material registrations and given all notifications required under federal, state or local Law that are necessary or advisable for the conduct of their respective businesses.

§ 4.07        No Violation.

(a)     Except as disclosed on Schedule 4.07(a) of the Sysorex Disclosure Schedule, Buyer and each of its Subsidiaries is in material compliance with (i) all Laws applicable to Buyer, its Subsidiaries or any of their respective properties, (ii) all unwaived terms and provisions of all Contracts and Permits to which it or any of its Subsidiaries is a party, except for any non-compliances that, both individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and (iii) its certificate of incorporation and bylaws, as amended to date. Buyer has not committed, been charged with, or been under investigation (or to Buyer’s Knowledge, threatened with a pending or potential investigation) with respect to, nor does there exist, any violation by Buyer of any provision of any federal, state or local Law or administrative regulation, except for any violations that, both singly or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Buyer has and maintains, and Schedule 4.07(a) of the Sysorex Disclosure Schedule sets forth a complete and correct list of, all such Permits, and other authorizations from all such Governmental Authorities as are legally required for the conduct of the business of Buyer and its Subsidiaries, or in connection with the ownership or use of their properties, except for any such Permits, and other authorizations, the failure to obtain or maintain which in effect, both singly or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and all of which (except as specifically described in Schedule 4.07(a) of the Sysorex Disclosure Schedule) are in full force and effect in all material respects, and true and complete copies of all of which have been delivered to Buyer.

(b)     The execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien or encumbrance on or against any of the properties of Buyer or any of its Subsidiaries pursuant to any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or Assets may be bound, (ii) violate the charter documents or by-laws of Buyer or any of its Subsidiaries, (iii) violate any statute, judgment, Law or Permit binding on Buyer or any of its Subsidiaries or any of their properties or Assets, or (iv) result in or give rise (whether upon demand by the holder of any such securities or by the terms of any such security) to the issuance of any additional capital stock of Buyer or accelerate or alter the conversion rights of any holder of any securities exercisable into or convertible for shares of capital stock of Buyer.

§ 4.08        Litigation.

Except as disclosed on Schedule 4.08 of the Sysorex Disclosure Schedule, no litigation, arbitration, action, suit, claim, demand, Proceeding or investigation (whether conducted by or before any judicial or regulatory body, arbitrator, commission or other person) is pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries.

§ 4.09        Full Disclosure.

With respect to Buyer or any of its Subsidiaries, this Agreement (including the Sysorex Disclosure Schedule and all materials incorporated by reference herein), are true, correct and complete and do not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading

§ 4.10        OTC Filings.

(a)     Buyer has furnished to Seller a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Buyer with the OTC Markets Group, Inc., (“OTC Markets”) since July 29, 2011 and prior to the date of this Agreement (the “OTC Documents”), which are all the documents (other than preliminary material) that Buyer has been required to file with the OTC Markets. As of their respective dates, the OTC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations of the OTC Markets applicable to such OTC Documents, and none of the OTC Documents contained as of the date of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

(b)     Buyer is not and has never been subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act, and Buyer is in compliance in all material respects with the Securities Act and the Exchange Act, and Buyer has no reason to believe that its failure to comply in any manner with the Securities Act and Exchange Act could interfere, delay, condition or otherwise cause any adverse consequences to Seller’s ability to have the Sysorex Shares received by Seller in connection with this transaction registered and/or sold in a timely manner.

(c)     The financial statements of Buyer included in the OTC Documents (including the information contained in the notes to the financial statements) comply as to form, as of their respective dates of fling with the OTC Markets, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated on the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10.01 of Regulation S-X of the SEC). The consolidated financial statements fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material), the consolidated financial position of Buyer and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Buyer and its consolidated Subsidiaries for the periods presented therein.

§ 4.11        Conduct of Business.

Since July 29, 2011, except as set forth on Schedule 4.11 of the Sysorex Disclosure Schedule and in the OTC Documents, Buyer and its Subsidiaries have conducted their respective businesses, operations and affairs in the Ordinary Course of Business consistent with past practice; and (ii) there have not been changes, conditions or events that, in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Buyer.

§ 4.12        Brokers.

No finder, broker, agent or other intermediary has acted for or on behalf of Buyer or any of its Subsidiaries in connection with the negotiation or consummation of the transactions contemplated hereby.

§ 4.13        Consents.

Except as set forth on Schedule 4.13 of the Sysorex Disclosure Schedule, no Consents or approvals or waivers of, or filings or registrations with, any public body or authority are necessary, and no Consents or approvals of any third party is necessary in connection with the execution and delivery of this Agreement by Buyer and the completion by Buyer of the transactions contemplated hereby.

§ 4.14        Absence of Undisclosed Liabilities.

Except as set forth on Schedule 4.14 of the Sysorex Disclosure Schedule or except to the extent reflected or reserved in Buyer’s financial statements included in the OTC Documents, or incurred in the Ordinary Course of Business, since July 29, 2011, neither Buyer nor any of its Subsidiaries has outstanding any claims, Liabilities or Indebtedness, contingent or otherwise, of any kind whatsoever (whether accrued, absolute, contingent or otherwise, and whether or not reflected or required to be reflected on Buyer’s most recently prepared balance sheet filed with the OTC Markets), except for (i) liabilities reflected or reserved against in Buyer’s most recently prepared balance sheet filed with the OTC Markets and (ii) liabilities which have arisen after the date thereof in the Ordinary Course of Business.

§ 4.15        Sysorex Disclosure Schedule.

The Sysorex Disclosure Schedule referred to in this Article IV contains certain information regarding the Buyer and its Subsidiaries as indicated at various places in this Agreement and is attached to and forms a part of this Agreement. The Buyer hereby represents and warrants that all information set forth in the Sysorex Disclosure Schedule regarding the Buyer and its Subsidiaries is and will be true, correct and complete in all material respects as of the date of this Agreement and, subject to the provisions of Section 7.04, as of the Closing Date, does not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties under this Article IV. Each of the documents and other writings furnished to Seller by Buyer pursuant to Article IV and each of the representations, warranties and statements by the Buyer in this Article IV is true, correct and complete in all material respects with respect to Buyer and its Subsidiaries as of the date furnished and does not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance relating specifically to the business or condition of Buyer or its Subsidiaries other than such facts and circumstances as are generally understood to affect the industry of Buyer and its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect that is not disclosed in the Sysorex Disclosure Schedule.

Article V.
Indemnification

§ 5.01        Indemnity in Favor of Buyer.

Subject to the limitations set forth below in this Article V, Seller and each of the Principal Members, severally, but not jointly, agrees to indemnify and hold harmless Buyer, its Subsidiaries and their respective officers, directors, employees, stockholders and Affiliates from, against and in respect of any and all Claims, suits, actions, Proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, Liabilities, and legal and other expenses (including reasonable legal fees and expenses of counsel chosen by any Indemnified Party, as defined below in Section 5.03 and subject to the limitations set forth therein) (“Damages”) as and when incurred arising out of or based upon any breach of any representation of Seller or the Principal Members contained in this Agreement or any failure to perform by Seller of any material covenant, agreement or term of this Agreement or any Ancillary Documents, other than any Damages incurred as a result of Buyer’s gross negligence or willful misconduct.

§ 5.02        Indemnity in Favor of Seller.

Buyer agrees to indemnify, defend and hold Seller and the Principal Members free and harmless from and against all Damages as and when incurred arising out of or based upon (i) the breach by Buyer or the inaccuracy of any of its representations and warranties contained in this Agreement, (ii) any breach or failure to perform by Buyer of any material covenant, agreement or term of this Agreement or any Ancillary Documents, (iii) any liability of Seller under any guaranty or surety agreement executed on behalf of Lilien or Lilien Corp. that has been previously disclosed to Buyer, (iv) any uninsured liability for personal injury and/or property damage arising out of or based on Buyer’s activities on the Demised Premises, including actions of Buyer’s agents, employees, and/or contractors including without limitation any environmental testing, but not the results of such testing; and (v) any obligations remaining subject to Geoffrey Lilien’s personal guaranty or security agreement post-closing, as described in Section 2.06 above.

§ 5.03        Indemnification Procedure.

All claims by a party seeking indemnification (the “Indemnified Party”) under this Article V shall be asserted and resolved as follows:

(a)     Notice of Claims. In the event that (i) any claim, suit, action, Proceeding (formal or informal) or investigation is asserted or instituted by any Person other than the parties to this Agreement which could give rise to Damages for which the party from whom the indemnification is being sought (the “Indemnifying Party”) could be liable to the Indemnified Party under this Agreement (such claim, suit, action, Proceeding (formal or informal) or investigation, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by the Indemnifying Party which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Claims”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such Claim and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim) (a “Claim Notice”), provided that a delay in notifying the Indemnifying Party shall not relieve such Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the losses for which the Indemnifying Party is obligated to be greater than such losses would have been had the Indemnified Party given proper notice.

(b)     Third Party Claims. In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of its choice at its expense to represent the Indemnified Party and any others (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Party except as set forth below), provided that such counsel is reasonably acceptable to the Indemnified Party. An Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party is defending, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.

(c)     Settlement of Claims. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), (i) settle or compromise any Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release from all Liability in respect of such Claim of all Indemnified Parties affected by such Claim or (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written Consent of the Indemnifying Party (which Consent shall not be unreasonably withheld, conditioned or delayed).

(d)     Direct Claims. In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party in writing within thirty (30) Business Days of receipt of a Claim Notice whether or not the Indemnifying Party will dispute such claim.

(e)     Access. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records and properties of such Indemnified Party and Lilien to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party or Lilien. The Indemnifying Party will not, and shall require that its Representatives do not, use (except in connection with such Claim Notice and prosecuting its rights to indemnity hereunder) or disclose to any third Person other than the Indemnified Party’s Representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 5.03(e) which is designated as confidential by an Indemnified Party.

(f)     Cooperation; Mitigation of Damages; Characterizations of Indemnity Payments. Each Indemnified Party agrees to take all reasonable steps to mitigate Damages in respect of any Claim for which indemnification is sought, including without limitation using commercially reasonable efforts to affect recovery from third parties. Each Indemnified Party shall use good faith efforts to avoid or minimize costs or expenses associated with any such Claim, and shall cooperate with the Indemnifying Party in its efforts to defend or contest any such Claim. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

(g)     Threshold Amount and Limitation. Notwithstanding anything to the contrary contained herein, Seller shall have no indemnification obligation whatsoever with respect to the following:

Damages unless and until the aggregate amount of such matters exceeds the sum of Twenty-Five Thousand and no/100ths Dollars ($25,000.00) (the “Basket”) provided, however, that Seller shall not be liable and no Principal Member shall be liable for any claim which individually does not exceed $5,000 and such claims not meeting this threshold shall not be applied in calculating the Basket; and provided, further that, in no event, shall the foregoing $5,000 “de minimus exception” apply with respect to willful breaches of any representations and warranties;

The liability of Seller for indemnification hereunder shall in no circumstance exceed an amount equal to the Closing Cash Payment (as set forth in Section 2.02(A)(a) of this Agreement) and the Sysorex Shares (as set forth in Section 2.02(A)(c)(i) of this Agreement (collectively, the “Seller’s Purchase Price”) to the extent actually received by Seller, and the liability of any Principal Member for indemnification hereunder shall in no circumstance exceed that portion of such Principal Member’s allocable share of the Closing Purchase Price as set forth on Schedule A that has been actually distributed to such Principal Member by Seller; and

Any liability of Seller for indemnification with respect to a Direct Claim which has been adjudicated pursuant to a final unappealable order of the court of competent jurisdiction, shall be satisfied up to the Seller’s Purchase Price or, in the case of a Principal Member, that portion of such Principal Member’s allocable share of the Seller’s Purchase Price as set forth on Schedule A that has been actually distributed to such Principal Member by Seller, and unless otherwise directed by Seller or such Principal Member. Satisfaction of a Direct Claim shall be made by a Principal Member first from the Cash Purchse Price and then from the pro-rata portion of Sysorex Shares (valued at the average closing price of such stock for the ten (10) trading days immediately prior to the date of any final judgment or $1.00 per share, whichever is greater).

§ 5.04        Survival.

All representations and warranties in this Agreement, the Lilien Disclosure Schedule, the Sysorex Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Lilien Asset Purchase for a period of two (2) years after the Closing Date (“Applicable Survival Period”). Any claim first asserted in writing and in reasonable detail to the Indemnifying Party within the Applicable Survival Period shall survive the Closing until finally resolved notwithstanding expiration of the Applicable Survival Period, but in no other event shall any claim for indemnification be asserted after the expiration date of the Applicable Survival Period. All covenants and obligations of Buyer and Seller under this Agreement shall survive the Closing until fulfilled in accordance with their terms. In no event shall any information or condition of which Buyer had Knowledge (or reasonably should have had Knowledge) on or before the Closing Date, constitute the basis of a claim for indemnification under this Agreement against Seller.

Article VI.
Covenants of Seller

§ 6.01        Access.

Lilien and Lilien Corp. will afford the officers, directors, employees, counsel, agents, accountants, and other Representatives of Buyer reasonable access, at reasonable times and upon reasonable notice though the Closing Date, to the Demised Premises, properties, books, and records of Lilien and Lilien Corp., will permit any of them to conduct at Buyer’s expense, any environmental investigation of the properties deemed necessary by the Buyer or Buyer’s environmental consultant and agreed to by Seller and Lilien Corp., will permit any of them to make extracts from and copies of such books and records, and will from time to time furnish any of them with such additional financial and operating data and other information as to the financial condition, results of operations, Business, properties, Business Assets, Liabilities, or future prospects of Lilien and Lilien Corp. as they from time to time may request, provided however that Buyer and its Representatives shall not unreasonably interfere with the conduct of the Business. In connection with the foregoing, Lilien and Lilien Corp. will allow Buyer’s independent accountants to (i) audit the Lilien Financial Statements at Buyer’s expense in order to prepare such audited financial statements as are required to be included in Buyer’s Current Report on Form 8-K for the Lilien Asset Purchase and subsequently to be included in a registration statement pursuant to the Registration Rights Agreement for the Sysorex Shares, in accordance with the applicable rules and regulations of the SEC and (ii) perform all necessary work required to determine whether Lilien and Lilien Corp. will have in place the necessary internal controls and procedures to be in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 following the Closing Date. In addition, Seller shall continue to provide Buyer and its independent accountants with current unaudited financial statements for any completed calendar quarter prior to the Closing Date.

§ 6.02        Advice of Changes.

Until the Closing Date, Seller will promptly advise Buyer in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which Seller Knowledge and which (if existing and Known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, in a Disclosure Schedule, which (if existing and Known at any time prior to or at the Closing Date) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence.

§ 6.03        Voting by Seller.

It is agreed and understood that until the Closing Date, the Principal Members shall not vote their membership interests in Seller for:

(a)     Any merger, consolidation, reorganization, or other business combination involving Lilien or Lilien Corp., except as contemplated by this Agreement;

(b)     Any sale, lease, exchange or disposition of Assets of Lilien Corp., except as contemplated by this Agreement or in the Ordinary Course of Business;

(c)     Any issuance of any Lilien Membership Interests or, any option, warrant, or other right calling for the issuance of any such interest, or any security convertible into or exchangeable for any such interest;

(d)     Any authorization of any class of capital stock of Lilien Corp.;

(e)     The amendment of the Articles of Organization, Amended and Restated Operating Agreement (or other organizational document) of Lilien, or any action to amend the Articles of Incorporation, By-Laws (or other organizational document) of Lilien Corp.; or

(f)     Any proposition the effect of which would be reasonably likely to inhibit, restrict, or delay the consummation of the Lilien Asset Purchase or any of the transactions contemplated by this Agreement.

§ 6.04        Conduct of Business Until the Closing Date.

Seller agrees that until the Closing Date, unless it has received the prior written consent of Buyer, it will and it will cause Lilien Corp. to:

(a)     Operate the Business only in the Ordinary Course of Business;

(b)     Other than with respect to changes or events that occur in the Ordinary Course of Business, use all reasonable efforts as to events within Seller’s and Lilien Corp.’s control to prevent the occurrence of any change or event which would prevent any of the representations and warranties of Seller contained herein from being true at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date;

(c)     Use their commercially reasonable efforts to preserve each of Lilien’s and Lilien Corp.’s present relationship with suppliers, customers and others having business dealings with it;

(d)     Pay and discharge all costs and expenses of carrying on the Business of Lilien and Lilien Corp. consistent with past business practices;

(e)     Neither enter into any customer order or purchase order in excess of $25,000 nor enter into or make any Contract or commitment and render no bid or quotation, written or oral, except in the Ordinary Course of Business;

(f)     Not create or suffer any Liens upon any of its Assets (other than Permitted Liens);

(g)     Not acquire or dispose of any Assets or enter into any transaction, except in the Ordinary Course of Business;

(h)     Maintain books, accounts and records in the usual, regular and ordinary manner consistent with past practice;

(i)     Not incur any Liability, except in the Ordinary Course of Business;

(j)     Not cancel or compromise any material debt or claim, other than in the Ordinary Course of Business;

(k)     Not waive or release any rights of material value with respect to its Assets, except in the Ordinary Course of Business;

(l)     Not modify or change in any material respect or terminate any Contract required to be listed on the Lilien Disclosure Schedule other than in the Ordinary Course of Business, except that Lilien and Lilien Corp. shall be permitted to modify or change existing Contracts to obtain the Consents referred in Schedule 3.04 of the Lilien Disclosure Schedule hereto if Buyer consents to such modification or change;

(m)     Not make any loans or extensions of credit, except to trade purchasers in the Ordinary Course of Business;

(n)     Maintain its respective properties, machinery and equipment in their present condition and repair, normal wear and tear excepted;

(o)     Continue all policies of insurance in full force and effect up to and including the Closing Date;

(p)     Make no material change in compensation policies;

(q)     Make all payments of principal and interest due in connection with outstanding Indebtedness and not incur any additional material Indebtedness, unless required by cash flow necessity, with Buyer’s approval; and

(r)     Not engage in any other transactions not in the Ordinary Course of Business.

§ 6.05     Cooperation on Tax Matters.

(a)     Seller shall and shall cause Lilien Corp. to cooperate fully, as and to the extent reasonably requested by Buyer in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include without limitation, the retention and (upon Buyer’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to (A) retain all books and records, not already in Buyer’s possession, with respect to Tax matters pertinent to Lilien or Lilien Corp. relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller shall allow Buyer to take possession of such books and records.

(b)     Lilien and Lilien Corp. shall prior to the Closing Date, upon Buyer’s request, use reasonable commercial efforts to obtain any certificates or other documents from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed, including, but not limited to, with respect to the transactions contemplated by this Agreement.

§ 6.06        Update of Disclosure Schedules.

From time to time prior to the Closing Date, Seller shall have the right to supplement or amend the Lilien Disclosure Schedules with respect to any matter hereafter arising or discovered that, if existing or Known to Seller at the date of this Agreement would have been required to be set forth or described in the Lilien Disclosure Schedule and also with respect to events or conditions arising after the date hereof and prior to Closing. Once Closing has occurred, any such supplemental or amended disclosure made prior to Closing pursuant to the prior sentence shall be deemed to have cured any breach of any representation or warranty made in this Agreement, including for purposes of determining whether or not the condition set forth in Section 8.01 has been satisfied; provided that if such supplemental or amended disclosure discloses something that would cause a Material Adverse Effect on Buyer if the Closing occurs, Buyer may refuse to accept such disclosure. From time to time prior to the Closing, Seller shall promptly notify Buyer upon becoming aware of any fact, event or occurrence that would cause any of the representations and warranties contained in Article III to be inaccurate in any material respect. If prior to the Closing, Buyer shall have reason to believe that any breach of a representation or warranty of Seller has occurred (other than through notice from Seller), Buyer shall promptly so notify Seller, in reasonable detail. Nothing in this Agreement, including this Section 6.06, shall imply that that Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

§ 6.07        Assignment and Assumption of Leases.

On or prior to the Closing Date, to the extent required by any of Lilien’s or Lilien Corp.’s landlords, Buyer shall enter into an assignment and assumption of lease agreement in the form provided by any landlord with respect to any Leases, pursuant to which all of Lilien’s or Lilien Corp.'s right, title and interest in and to the subject Lease shall be assigned to and assumed by Buyer or Buyer shall agree to guaranty the performance by Lilien Corp. of its obligations under subject Lease.

§ 6.08        Notices to Suppliers, Customers and Others

On or prior to the Closing Date, Seller shall have notified its suppliers, customers and any other person with whom it has an ongoing business relationship that all future transactions relating to the Business shall be with Lilien Corp. or its successor following the Closing Date.

§ 6.09          Responsibility for Filing Tax Returns.

Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Lilien Corp. for the period ending on the day before the Closing Date. Seller shall provide Buyer with copies of all of such Tax Returns prior to filing and provide Buyer with reasonable time to review and comment on each such Tax Return. Lilien and Lilien Corp. shall have accrued any and all payments owed by Lilien for all Tax Periods through the Closing Date. Lilien and Lilien Corp.’s obligations hereunder shall survive the Closing.

§ 6.10          Post-Closing Lilien Financial Statements

The Seller agrees to use commercially reasonable efforts to assist the Buyer’s independent accountants to audit the Lilien Financial Statements for the years ended December 31, 2011 and December 31, 2012 consistent with the Lilien Financial Statements described in Section 3.09 above. Prior to the Closing Date, the Seller shall also furnish a certificate to the Buyer (the “Financial Statement Bring-Down Certificate”) containing the representations and warranties set forth below in subsection (i) of this Section 8.20 pertaining exclusively to the Audited Financial Statements. In connection with the delivery of the Lilien Financial Statements and the Financial Statement Bring-Down Certificate, the Seller shall have the right, without requiring the consent of the Buyer, to amend any of the Schedules to this Agreement as may be necessary or desirable in order to conform the information disclosed in such Schedules with that reflected in the Lilien Financial Statements, and as so amended such Schedules shall be deemed part of and incorporated into this Agreement. The Seller shall furnish a copy of any such amended Schedules to the Buyer.

(i)     In the Financial Statement Bring-Down Certificate, each of Messrs. Lilien, Osborn and Gulati shall represent and warrant to the Buyer as of the Closing Date as follows:

The Lilien Financial Statements, together with the related notes and schedules true, correct and complete copies of which have been delivered to the Buyer, (A) have been prepared by certified public accountants in accordance with GAAP; (B) with respect to the Lilien Financial Statements, present fairly, and are true, correct and complete statements in all material respects of the financial condition and the results of operations, the retained earnings, shareholders’ equity and cash flows of Lilien as at and for the periods therein specified; (C) do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered thereby; and (D) have been prepared from and are in accordance with the accounting books and records of Lilien and Lilien Corp.

Article VII.
Covenants of Buyer

§ 7.01        Employment Agreements.

Buyer will retain the services of the key employees set forth in Schedule 7.01 of the Lilien Disclosure Schedule as employees pursuant to the terms of an employment agreement, substantially in the form annexed hereto as Exhibit 7.01 (“Employment Agreement”), or a consulting agreement to be executed and delivered upon the execution of this Agreement, which shall contain terms and conditions customary and similar to Buyer’s existing employment agreements of this nature concerning compensation, job responsibilities, time commitment, milestones and performance goals.

§ 7.02        Assignment and Assumption of Leases.

Buyer shall execute and deliver to Lilien and Lilien Corp. any assignment and assumption of Leases pursuant to Section 6.07 hereof prior to the Closing.

§ 7.03        Cooperation of Buyer.

Buyer shall cooperate with all reasonable requests of Seller and its Representatives in connection with the consummation of the transactions contemplated hereby, including without limitation using its best efforts to obtain all authorizations, consents and permits of others which may be required to permit the consummation of the transactions contemplated by this Agreement. Until the Closing Date, Buyer will promptly advise Seller in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains Knowledge and which (if existing and Known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or in a Disclosure Schedule, which (if existing and Known at any time prior to or at the Closing Date) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence.

§ 7.04        Update of Disclosure Schedules.

From time to time prior to the Closing, Buyer shall have the right to supplement or amend the Sysorex Disclosure Schedules with respect to any matter hereafter arising or discovered that, if existing or Known to Buyer at the date of this Agreement would have been required to be set forth or described in the Sysorex Disclosure Schedule and also with respect to events or conditions arising after the date hereof and prior to Closing. Once Closing has occurred, any such supplemental or amended disclosure made prior to Closing pursuant to the prior sentence shall be deemed to have cured any breach of any representation or warranty made in this Agreement, including for purposes of determining whether or not the condition set forth in Section 9.01 has been satisfied; provided that if such supplemental or amended disclosure discloses something that would cause a Material Adverse Effect on Seller if the Closing occurs, Seller may refuse to accept such disclosure. From time to time prior to the Closing, Buyer shall promptly notify Seller upon becoming aware of any fact, event or occurrence that would cause any of the representations and warranties contained in Article IV to be inaccurate in any material respect. If prior to the Closing, Seller shall have reason to believe that any breach of a representation or warranty of Buyer has occurred (other than through notice from Buyer), Seller shall promptly so notify Buyer, in reasonable detail. Nothing in this Agreement, including this Section 7.04, shall imply that that Buyer is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

§ 7.05        Employee Benefits Matters.

(a)     Buyer shall and shall cause Lilien Corp. or its successor to (i) continue to employ following the Closing those employees mutually agreed to prior to the Closing Date, who were employed by Lilien or Lilien Corp. immediately prior to the Closing (“Lilien Continuing Employees”), and (ii), during the period commencing at on the Closing Date and ending on December 31, 2013 (or if earlier, the date of the employee’s termination of employment by Lilien Corp. or its successor), provide such Lilien Continuing Employees with: (A) base salary or hourly wages which are no less than the base salary or hourly wages provided by Lilien or Lilien Corp. immediately prior to the Closing; (B) bonus and profit sharing opportunities and targets which are no less than the bonus and profit sharing opportunities and targets provided by Lilien or Lilien Corp. immediately prior to the Closing; (C) retirement, health and welfare benefits that are no less favorable in the aggregate than those provided by Lilien and Lilien Corp. immediately prior to the Closing; and (D) severance benefits that are no less favorable than the practice, plan or policy in effect for such Lilien Continuing Employee immediately prior to the Closing.

(b)     With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Lilien Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause Lilien or its successor to, recognize all service of the Lilien Continuing Employees with Lilien or Lilien Corp., as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Lilien Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(c)     This Section 7.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.05 shall not create any right in any employee or any other Person to any continued employment with Lilien or its successor, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

§ 7.06        Conduct of Business Until the Closing Date.

Buyer agrees that until the Closing Date, unless it has received the prior written consent of Seller, it will:

(a)     Operate the businesses of Buyer and its Subsidiaries only in the Ordinary Course of Business;

(b)     Other than with respect to changes or events that occur in the Ordinary Course of Business, use all reasonable efforts as to events within Buyer’s control to prevent the occurrence of any change or event which would prevent any of the representations and warranties of Buyer contained herein from being true at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date;

(c)     Use its commercially reasonable efforts to preserve Buyer’s present relationship with suppliers, customers and others having business dealings with it;

(d)     Pay and discharge all costs and expenses of carrying on Buyer’s business consistent with past business practices;

(e)     Neither enter into any customer order or purchase order in excess of $25,000 nor enter into or make any Contract or commitment and render no bid or quotation, written or oral, except in the Ordinary Course of Business;

(f)     Not create or suffer any Liens upon any of its Assets (other than Permitted Liens);

(g)     Not acquire or dispose of any Assets or enter into any transaction, except in the Ordinary Course of Business;

(h)     Maintain books, accounts and records in the usual, regular and ordinary manner consistent with past practice;

(i)     Not incur any Liability, except in the Ordinary Course of Business;

(j)     Not cancel or compromise any material debt or claim, other than in the Ordinary Course of Business;

(k)     Not waive or release any rights of material value with respect to its Assets, except in the Ordinary Course of Business;

(l)     Not make any loans or extensions of credit, except to trade purchasers in the Ordinary Course of Business;

(m)     Maintain its properties, machinery and equipment in their present condition and repair, normal wear and tear excepted;

(n)     Continue all policies of insurance in full force and effect up to and including the Closing Date;

(o)     Not issue or sell, or commit to issue or sell, any equity securities other than for employee compensation in the Ordinary Course of Business;

(p)     Make all payments of principal and interest due in connection with outstanding Indebtedness and not incur any additional material Indebtedness, unless required by cash flow necessity, with Seller’s approval; and

(q)     Not engage in any other transactions not in the Ordinary Course of Business.

§ 7.07        Election of Seller Representatives to Buyer’s Board of Directors.

Buyer shall elect three representatives of Seller to its Board of Directors effective upon the Closing Date. Buyer and Seller hereby mutually agree to elect an Independent Director (as defined by the rules and regulations of NASDAQ) to the Buyer’s Board of Directors which shall have three representatives of Buyer, three representatives of Seller and a seventh Independent Director. Thereafter, Buyer shall nominate Seller’s representatives to its Board of Directors for re-election for two successive annual meetings of shareholders.

§ 7.08        Cooperation on Tax Matters.

(a)     Buyer shall cooperate fully, as and to the extent reasonably requested by Seller in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include without limitation, the retention and (upon Seller’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to (A) retain all books and records, not already in Seller’s possession, with respect to Tax matters pertinent to Lilien or Lilien Corp. relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Lilien or Buyer, as the case may be, shall allow Seller to take possession of such books and records.

(b)     With regard to any decisions by Buyer and/or its Representatives subsequent to the Closing regarding Lilien Corp. that may affect Lilien Corp.’s status with respect to Taxes, including those relating to Tax elections, liquidation or any other form of change or disposition, Buyer shall bear the full and complete responsibility and resulting costs and all federal and/or state tax implications associated with such, and Seller shall have no obligation or liability therefor. Notwithstanding the preceding sentence, Buyer shall not file any election to change the classification of Lilien Corp. for federal Tax purposes prior to the third day after the Closing Date. After the Closing, Buyer shall not, and shall cause Lilien Corp. to not, amend any Tax Returns or file any new Tax Returns with respect to Lilien Corp. without the prior written consent of Seller if such amendments or the positions taken in any new filing could result in liability to Seller.

Article VIII.
Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date (unless otherwise provided herein) of each of the following conditions:

§ 8.01        Accuracy of Representations and Warranties and Compliance With Covenants.

(a)     All representations and warranties of Seller set forth in this Agreement, the Ancillary Documents to which they are a party, the Lilien Disclosure Schedule and any other document delivered pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date except for representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date) and except to the extent that such representations and warranties contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be true and correct in all respects, and, except as may be otherwise disclosed to Buyer, shall be accurate as of the Closing Date; and

(b)     As of the Closing, Seller shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before such time by this Agreement.

§ 8.02        Merger Agreement.

The Merger Agreement shall be filed with the Office of the California Secretary of State and satisfactory evidence of effectiveness of the Merger shall have been received by Buyer.

§ 8.03        Good Standing; Qualification to do Business.

Lilien shall have delivered to Buyer a certificate of good standing from the State of California and any other jurisdiction in which it has qualified to do business dated as of a date no earlier than three (3) days prior to the Closing Date.

§ 8.04        Review of Proceedings.

All actions, proceedings, instruments, and documents required to carry out this Agreement, the Ancillary Documents to which Lilien and Seller are a party, the Lilien Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement or incidental to any of them and all other related legal matters shall be subject to the reasonable approval of Davidoff Hutcher & Citron LLP, counsel to Buyer, and Lilien and Seller shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

§ 8.05        No Legal Action.

There shall not have been instituted or threatened any legal Proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

§ 8.06        No Governmental Action.

Except for the Consents described in Section 3.04 of the Lilien Disclosure Schedule, there shall not have been any action taken, or any Law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other Governmental Authority or any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole but reasonable judgment of Buyer, would be reasonably likely to: (a) make any of the transactions contemplated by this Agreement illegal; (b) result in a material delay in the consummation of any of the transactions contemplated by this Agreement; (c) require the divestiture by Buyer or Lilien of a material portion of the business of either of them; (d) impose material limitations on the ability of Buyer effectively to exercise full rights of ownership with respect to the properties and Business Assets of Lilien and Lilien Corp. after the Closing; or (e) otherwise prohibit, restrict or delay consummation of any of the transactions contemplated by this Agreement.

§ 8.07        Consents.

Seller shall have obtained at or prior to Closing Date, all Consents listed on Schedule 3.04 of the Lilien Disclosure Schedule except as otherwise disclosed on Schedule 3.04 of the Lilien Disclosure Schedule.

§ 8.08        Personnel.

The key employees of Lilien and Lilien Corp. set forth on Schedule 8.08 of the Lilien Disclosure Schedule are employees of Lilien or Lilien Corp. who shall, at the Closing Date, be actively engaged in the performance of their existing duties for Lilien or Lilien Corp. and shall not have evidenced any intention to not continue working with Lilien Corp. or its successor subsequent to the Closing Date.

§ 8.09        Employment Agreements.

The persons listed in Schedule 7.01 of the Lilien Disclosure Schedule, including, but not limited to, Mr. Geoffrey Lilien, Bret Osborn and Dhruv Gulati shall have entered into Employment Agreements pursuant to Section 7.01 hereof, subject to mutual agreement with Buyer as to all material terms and conditions.

§ 8.10        Restrictive Covenants Agreement.

The Principal Members each shall have executed and delivered to Buyer a Restrictive Covenants Agreement, substantially in the form annexed hereto as Exhibit 8.10 (“Restrictive Covenants Agreement”).

§ 8.11        General Release.

Buyer shall have received from all key operating personnel of Lilien and Lilien Corp. identified on Schedule 8.11 of the Lilien Disclosure Schedule a General Release of all claims, demands and causes of action against Lilien and Lilien Corp., dated the date of the Closing Date, substantially in the form annexed hereto as Exhibit 8.11 (“General Release”).

§ 8.12        Other Closing Documents.

Lilien and Lilien Corp. shall have delivered to Buyer at or prior to the Closing such other documents as Buyer may reasonably request in order to enable it to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

§ 8.13        Other Agreements.

Any and all Ancillary Documents and the transactions contemplated therein shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing Date, and no party thereto at any time from the execution thereof until immediately after the Closing Date shall have been in violation of or in default in complying with any material provision thereof.

§ 8.14        Lilien Corp. Records.

Buyer shall have received at or prior to the Closing Date the original minute book, articles of incorporation, by-laws and related corporate records and documents of Lilien Corp., along with the signed resignation, effective as of the Closing Date, of the officers and directors of Lilien Corp. Notwithstanding that fact, Mr. Geoffrey Lilien shall be reelected by the new Lilien Corp. to the position of President and Chief Operating Officer of Lilien Corp. or its successor, effective immediately upon the Closing. In addition, Buyer shall have received at the Closing signed bank and financial institution signature cards substituting the existing signatories with the newly appointed signatories mutually authorized by Buyer and Mr. Lilien on all bank and financial institution accounts of Lilien Corp. effective as of the Closing Date. Buyer shall also have received at the Closing a copy of all keys to the Demised Premises of Lilien and Lilien Corp. and physical control and custody of all of the Business Assets of Lilien and Lilien Corp. effective as of the Closing Date.

§ 8.15        No Legal Action.

There shall not have been instituted or threatened any legal Proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

§ 8.16        Board Approval.

The Lilien Members and Manager of Lilien shall have approved this Agreement and the Lilien Asset Purchase and such approval shall not have been recorded, modified or superseded in any way and shall remain in full force and effect on the Closing Date.

§ 8.17        No Material Adverse Effect.

From the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Lilien.

§ 8.18        Tax Withholding Forms and Certificates.

Seller shall have provided Buyer with properly executed Internal Revenue Service Form W-9, a statement that Seller is a non-foreign person under Treasury Regulation Section 1.1445-2(b)(2), or any other document(s) which may be required by any Taxing or Governmental Authority in order to relieve Buyer of any obligation to withhold for Taxes any portion of the payments to Seller pursuant to this Agreement.

§ 8.19        Reserved.

Article IX.
Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date (unless otherwise provided herein) of each of the following conditions:

§ 9.01        Accuracy of Representations and Compliance with Covenants.

(a)     All representations and warranties of Buyer contained in this Agreement, the Ancillary Documents to which it is a party, the Sysorex Disclosure Schedule and all other certificates, agreements or other documents executed and delivered by Buyer pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date except for representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date) and except to the extent that such representations and warranties contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be true and correct in all respects, and, except as may be otherwise disclosed to Seller, shall be accurate as of the Closing; and

(b)     As of the Closing, Buyer shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

§ 9.02        Good Standing; Qualification to do Business.

Buyer shall have delivered to Seller a certificate of good standing from the State of Nevada and any other jurisdiction in which it has qualified to do business dated as of a date no earlier than three (3) days prior to the Closing Date.

§ 9.03        Employment Agreements.

Employment Agreements with Geoffrey Lilien, Brett Osborn and Dhruv Gulati, and each person listed in Schedule 7.01 of the Lilien Disclosure Schedule shall have been entered into and delivered pursuant to Section 7.01 hereof.

§ 9.04        Assignment and Assumption of Leases.

Buyer shall have executed and delivered to Lilien any documents relating to Leases required pursuant to Section 6.07 hereof.

§ 9.05        Board Approval and Election.

The Board of Directors of Buyer shall have (i) approved this Agreement and the Lilien Asset Purchase and such approval shall not have been recorded, modified or superseded in any way and shall remain in full force and effect on the Closing Date and (ii) elected three representatives to the Board of Directors of Buyer upon the Closing Date in accordance with Section 7.07 above.

§ 9.06        Other Closing Documents.

Buyer shall have delivered to Seller at or prior to the Closing Date such other documents as Seller may reasonably request in order to enable Seller to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

§ 9.07        No Legal Action.

There shall not have been instituted or threatened any legal Proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

§ 9.08        Other Agreements.

Any and all Ancillary Documents to be executed in connection with this Agreement and the transactions contemplated therein shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing Date, and no party thereto at any time from the execution thereof until the Closing Date shall have been in violation of or in default in complying with any material provision thereof.

§ 9.09        Consents.

All Consents listed on Schedule 3.04 of the Lilien Disclosure Schedule except as otherwise disclosed on Schedule 3.04 of the Lilien Disclosure Schedule shall have been obtained at or prior to the Closing Date.

§ 9.10        Review of Proceedings.

All actions, proceedings, instruments and documents required to carry out this Agreement, the Ancillary Documents to which they are parties, the Sysorex Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement or incidental to any of them and all other related legal matters shall be subject to the reasonable approval of Dudnick Detwiler Rivin & Stikker LLP, counsel to Seller, and Buyer shall have furnished such counsel with such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

§ 9.11        No Material Adverse Effect.

From the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Buyer or its Subsidiaries.

§ 9.12        Merger Agreement.

The Merger Agreement shall be filed with the Office of the California Secretary of State and satisfactory evidence of effectiveness of the Merger shall have been received by Seller.

§ 9.13        No Governmental Action.

There shall not have been any action taken, or any Law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other Governmental Authority or any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole but reasonable judgment of Seller, would be reasonably likely to: (a) make any of the transactions contemplated by this Agreement illegal; (b) result in a material delay in the consummation of any of the transactions contemplated by this Agreement; or (c) otherwise prohibit, restrict or delay consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to Buyer and Seller of the transactions contemplated by this Agreement.

§ 9.14        Employee Options.

Buyer shall award employee stock options pursuant to its Employee Stock Incentive Plan to those employees of Seller and Lilien Corp. set forth on Schedule 9.14 of the Lilien Disclosure Schedule.

Article X.
Miscellaneous

§ 10.01       Termination.

(a)     This Agreement may be terminated and the transactions hereunder abandoned at any time before the Closing Date as follows:

By written mutual consent of Buyer and Seller; and

By either party, if the Closing has not occurred on or before March 31, 2013.

(b)     If this Agreement is terminated pursuant to Section 10.01(a), this Agreement will be of no further force and effect, provided that this Section 10.01(b) and Section 10.03 and that certain Confidentiality Agreement dated November 12, 2012 by and between Buyer and Lilien shall survive the termination and remain in full force and effect.

§ 10.02       Confidentiality.

(a)     The terms and conditions of an executed Confidentiality Agreement dated November 12, 2012 by and between Buyer and Lilien are incorporated herein by reference.

(b)     Neither Buyer nor Seller shall issue any press release or other public statement or make any comment (other than in the course of performing their respective obligations hereunder) with respect to the Lilien Asset Purchase without the prior written consent of the other party. Notwithstanding the foregoing, each party shall have the right, after consulting with the other party, to issue any press release or other public statement, if required by applicable Law.

§ 10.03       Expenses.

Buyer and Seller will each be responsible for their own respective expenses in connection with the proposed Lilien Asset Purchase, and the performance of the provisions of this Agreement.

§ 10.04       Further Actions.

At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary and requested by the other party to effectuate the purposes of this Agreement.

§ 10.05       Modification.

This Agreement, the Ancillary Documents, the Lilien Disclosure Schedule, the Sysorex Disclosure Schedule and the Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party. Any prior written agreements or forms executed by the parties are hereby repudiated and declared void ab initio, except for the Confidentiality Agreement referred to in Section 10.02(a) hereof which remains in full force and effect.

§ 10.06       Notices.

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given only if mailed, certified return receipt requested, or if sent by Federal Express or other well recognized private courier (“Courier”) or if personally delivered (including by email) to:

If to Buyer or Surviving Corporation:

Sysorex Global Holdings Corp.

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Attention:     Nadir Ali, CEO

Email:     ali@sysorex.com

With a copy, which shall not constitute notice, to:

Davidoff Hutcher & Citron LLP

605 Third Avenue – 34th Floor

New York, New York 10158

Attention:     Elliot H. Lutzker, Esq.

Email:     ehl@dhclegal.com

If to Seller:

Lilien LLC

17 E. Sir Francis Drake Blvd., Suite 110

Larkspur, CA 94939

Attention: Geoffrey Lilien

Email: geoffrey@lilien.com

And with a required copy to:

Dudnick Detwiler Rivin & Stikker LLP

351 California Street, 15th Floor

San Francisco, CA 94104

Fax: (415) 982-1401

Email: detwiler@ddrs.com

All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt in the case of certified mail, Courier delivery or personal delivery or, in the case of email delivery, upon the date of email receipt. Any party hereto may designate different or additional parties for the receipt of notice, pursuant to notice given in accordance with the foregoing.

§ 10.07      Waiver.

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by or on behalf of the waiving party.

§ 10.08      Disclosure Schedules; Effect of Investigation.

Nothing in the Lilien Disclosure Schedule and Sysorex Disclosure Schedule (collectively, the “Disclosure Schedules”) shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless, subject to the following two sentences, such exception is identified in the applicable Section of the Disclosure Schedule and the nature of such exception is reasonably apparent from such disclosure. The Disclosure Schedule shall be arranged in numbered schedules corresponding to the Section and subsections contained in this Agreement and shall be complete with cross-references where and as appropriate. Any information, item or other disclosure set forth in any section, schedule or other portion of the Disclosure Schedule shall be deemed to have been set forth in all other applicable portions hereof, if the relevance of such disclosure to such other portion is reasonably apparent from the facts specified in such disclosure.

§ 10.09      Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal Representatives.

§ 10.10     No Third Party Beneficiaries.

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

§ 10.11     Severability.

If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and any such invalid, illegal or unenforceable provision shall be enforceable to the fullest extent permitted by Law, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances

§ 10.12     Headings.

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

§ 10.13     Governing Law; Jurisdiction; Venue.

This Agreement shall be governed by and construed in accordance with the Law of the State of California, without reference to its principles of conflicts of Laws. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Santa Clara County (as to state court), or the Northern District of California (as to federal court), for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, irrevocably waives the defense of an inconvenient forum with respect thereto, and agrees not to commence any such claim or action other than in the above-named courts.

§ 10.14     Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

§ 10.15     Construction.

The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and the Ancillary Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and the Ancillary Documents or any amendments hereto.

§ 10.16     Assignability.

This Agreement shall not be assignable by any party hereto without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that:

(a)     any or all rights of Buyer to receive the performance of the obligations of Seller hereunder (but not the obligations of Buyer to Seller hereunder) and rights to assert claims against Seller in respect of any inaccuracy in or breach of any representations, warranties or covenants of Seller hereunder, may be assigned by Buyer to a direct or indirect subsidiary of Buyer, and

(b)     Buyer may assign to any bank, insurance company or other financial institution providing financing or extending credit to Buyer or Lilien Corp. any or all of its rights to assert claims against Seller in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement, but any assignee of such rights under clause (a) or clause (b) shall take such rights subject to any defenses, counterclaims and rights of set-off to which Seller might be entitled under this Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Signature Page Follows

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first written above.

BUYER:			SELLER:

Sysorex Global Holdings Corp.			Lilien, LLC

By:	/s/ Nadir Ali	By:	/s/ Geoffrey Lilien
	Nadir Ali, CEO		Geoffrey Lilien, Manager

Principal Members as to Article III and Sections 5.01 and 6.03

By:	/s/ Geoffrey Lilien
Geoffrey Lilien

By:	/s/ Dhruv Gulati
Dhruv Gulati

By:	/s/ Bret Osborn
Bret Osborn

SCHEDULE A

ALLOCATION OF SYSOREX SHARES

Lilien Member	Allocation of Sysorex Shares
Geoffrey I. Lilien	3,411,815
Dhruv Gulati	885,766
Eric I. Borsky	192,544
Bret R. Osborn	1,222,012
Robert H. Muirhead	88,142
Kenneth S. Rosenberg	30,465
Matthew C. Cummins	40,894
Elisa V. Barnes	64,181
William T. Becker	64,181
TOTAL	6,000,000